CONFORMED COPY




                         364-DAY

                      $500,000,000

                     CREDIT AGREEMENT


                          among


               CUMMINS ENGINE COMPANY, INC.,


                  THE BANKS PARTY HERETO,


                            and


           MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                         as Agent


                   Dated as of  January 8, 1998





                   J.P. MORGAN SECURITIES INC.
                            Arranger

                   TABLE OF CONTENTS





                          ARTICLE 1Definitions



                            ARTICLE 2Loans


Section 2.01.  Commitments                                    16
Section 2.02.  Competitive Bid Procedure                      16
Section 2.03.  Standby Borrowing Procedure                    19
Section 2.04.  Refinancings                                   19
Section 2.05.  Fees                                           20
Section 2.06.  Termination and Reduction of Commitments       20
Section 2.07.  Loans                                          21
Section 2.08.  Notes                                          22
Section 2.09.  Interest on Loans                              22
Section 2.10.  Interest on Overdue Amounts                    23
Section 2.11.  Alternate Rate of Interest                     24
Section 2.12.  Prepayment of Loans                            24
Section 2.13.  Reserve Requirements; Change in Circumstances  25
Section 2.14.  Change in Legality                             27
Section 2.15.  Indemnity                                      28
Section 2.16.  Pro Rata Treatment                             29
Section 2.17.  Sharing of Setoffs                             29
Section 2.18.  Payments                                       29
Section 2.19.  Payments on Business Days                      30
Section 2.20.  Taxes                                          30
Section 2.21.  Tax Reports                                    32

                  ARTICLE 3Representations and Warranties


Section 3.01.  Organization; Powers                           33
Section 3.02.  Authorization                                  33
Section 3.03.  Enforceability                                 33
Section 3.04.  Governmental Approvals                         33
Section 3.05.  Financial Statements                           34
Section 3.06.  Environmental Matters                          34
Section 3.07.  Title to Properties; Possession Under Leases   34
Section 3.08.  Subsidiaries                                   35
Section 3.09.  Litigation; Compliance with Laws               35
Section 3.10.  Non-Existence of Certain Types of Agreements   35
Section 3.11.  Federal Reserve Regulations                    36
Section 3.12.  No Regulatory Restrictions on Borrowing        36
Section 3.13.  Tax Returns                                    36
Section 3.14.  Employee Benefit Plans                         36
Section 3.15.  No Material Misstatements                      37
Section 3.16. Merger Agreement                                37

                             ARTICLE 4Conditions


Section 4.01.  Conditions to Effectiveness                    37
Section 4.02.  Conditions to Each Loan                        38

                         ARTICLE 5Affirmative Covenants


Section 5.01.  Existence; Businesses and Properties           39
Section 5.02.  Insurance                                      40
Section 5.03.  Obligations and Taxes                          40
Section 5.04.  Financial Statements, Reports, Etc             40
Section 5.05.  Litigation and Other Notices                   41
Section 5.06.  ERISA                                          42
Section 5.07.  Maintaining Records; Access to Properties
              and Inspections                                 43
Section 5.08.  Use of Proceeds                                43
Section 5.09.  Compliance with Laws                           43

                           ARTICLE 6Negative Covenants


Section 6.01.  Negative Pledge                                44
Section 6.02.  Sale and Lease-back Transactions               45
Section 6.03.  Mergers, Consolidations, and Sales of Assets   45
Section 6.04.  Indebtedness of Subsidiaries                   46
Section 6.05.  Amendments of Certain Agreements               46
Section 6.06.  Net Worth                                      46
Section 6.07.  Leverage                                       46
Section 6.08.  Ownership of Significant Subsidiaries          46

                           ARTICLE 7Events of Default



                                  ARTICLE 8The Agent



                                ARTICLE 9Miscellaneous


Section 9.01.  Notices                                         53
Section 9.02.  Survival of Agreement                           54
Section 9.03.  Binding Effect                                  54
Section 9.04.  Successors and Assigns; Participations          54
Section 9.05.  Expenses; Indemnity                             58
Section 9.06.  Right of Setoff                                 59
Section 9.07.  Applicable Law                                  59
Section 9.08.  Waivers; Amendments                             59
Section 9.09.  Waiver of Jury Trial, Etc                       60
Section 9.10.  Jurisdiction; Consent to Service of Process     60
Section 9.11.  Confidentiality                                 61
Section 9.12.  Entire Agreement                                62
Section 9.13.  Severability                                    62
Section 9.14.  Counterparts                                    62
Section 9.15.  Headings                                        62

Schedules

Pricing Schedule
Schedule I     Commitments of the Banks
Schedule 3.08  Subsidiaries
Schedule 3.10  Certain Agreements

Exhibits

Exhibit A-1    Form of Competitive Bid Request
Exhibit A-2    Form of Standby Borrowing Request
Exhibit B      Form of Notice of Competitive Bid Request
Exhibit C      Form of Competitive Bid
Exhibit D-1    Form of Competitive Note
Exhibit D-2    Form of Standby Note
Exhibit E      Form of Secretary's Certificate
Exhibit F      Form of Assignment and Acceptance
Exhibit G      Form of Legal Opinions of the General Counsel to
               The Company and Cravath, Swaine & Moore
Exhibit H      Form of Legal Opinion of Davis Polk & Wardwell

     CREDIT AGREEMENT, dated as of January 8, 1998 , among CUMMINS ENGINE COMPANY, INC., an Indiana corporation (the "Company"), the banks and other financial institutions from time to time party hereto (the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking corporation ("Morgan"), as administrative agent for the Banks (in such capacity, the "Agent").

     The parties hereto agree as follows:



                            ARTICLE 1

                           Definitions

     As used in this Agreement, the following terms shall have the meanings specified below:

     "Acquiring Person" shall mean any person who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding common stock of the Company.

     "Acquisition" shall mean the merger of Safari with and into Nelson (with Nelson continuing as the surviving corporation and the separate corporate existence of Safari ceasing).

     "Adjusted CD Rate" shall mean, with respect to any Certificate of Deposit Loan, an interest rate per annum (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed Certificate of Deposit Rate in effect for the Interest Period applicable to such Loan and (ii) Statutory Reserves, plus (b) the Assessment Rate. For purposes hereof, the term "Fixed Certificate of Deposit Rate" shall mean the arithmetic average (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates notified to the Agent by each of the Reference Banks as the average rate bid at or about 10:00 a.m., New York City time, on the first Business Day of the Interest Period applicable to such Certificate of Deposit Loan by three New York City negotiable certificate of deposit dealers of recognized standing selected by such Reference Bank for the purchase at face value of negotiable certificates of deposit of major United States money center banks in a principal amount approximately equal to such Reference Bank's portion of the principal amount of the Standby Borrowing of which such Certificate of Deposit Loan forms a part and with a maturity comparable to such Interest Period.

     "Administrative Questionnaire" shall mean, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent, completed by such Bank and returned to the Agent (with a copy to the Company).

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of the foregoing, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     "Alternate Base Loan" shall mean any Loan with respect to which the Company shall have selected an interest rate based on the Alternate Base Rate in accordance with the provisions of Article 2.

     "Alternate Base Rate" shall mean for any day, an interest rate per annum (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum publicly announced by Morgan from time to time as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is announced as effective. "Base CD Rate" shall mean the sum of (x) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (y) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.

     "Applicable Margin" shall mean, for each day and each type of Standby Loan (except Alternate Base Loans), the rate per annum for the relevant type of Standby Loan determined for such day in accordance with the Pricing Schedule.

     "Approval Period" shall mean the period prior to and until 21 calendar days after the date on which a Change of Control shall have occurred.

     "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) most recently estimated by the Agent as the then current net annual assessment rate that will be employed in determining amounts payable by Morgan to the Federal Deposit Insurance Corporation ("FDIC") (or any successor) for insurance by the FDIC (or such successor) of time deposits made in dollars at Morgan's domestic offices.

     "Attributable Value" of any Sale and Lease-Back Transaction shall mean, at any time, an amount equal to the product of (i) the greater of (A) the net proceeds of the sale of the property subject thereto and (B) the fair market value of such property at the time of such sale (as determined by the Board of Directors of the Company or by an independent appraiser) and (ii) a fraction the numerator of which equals the number of full years in the term of the relevant lease remaining at such time and the denominator of which equals the number of full years in the term of such lease at such time, in each case computed without regard to any renewal or extension options (other than those at the option of the lessor) contained in such lease.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrowing" shall mean a Competitive Borrowing or a Standby
Borrowing.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or the State of Indiana) on which banks and the Federal Reserve Bank of New York are open for business in New York City; provided, however, that when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market.

     "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "CDC" shall mean Consolidated Diesel Company, a North Carolina general partnership.

     "CDI" shall mean Consolidated Diesel, Inc., a Delaware corporation and wholly owned subsidiary of CDC.

     "CDNC" shall mean Consolidated Diesel of North Carolina, Inc., a North Carolina corporation and wholly owned subsidiary of CDI.

     "CEHC" shall mean Cummins Engine Holding Company, Inc., an
Indiana corporation and wholly owned subsidiary of the Company whose only purpose is and hereafter shall be to own and hold a partnership interest in CDC.

     "Certificate of Deposit Loan" shall mean any Standby Loan with respect to which the Company shall have selected an interest rate based on the Adjusted CD Rate in accordance with the provisions of
Article 2.

     "Change in Control" shall mean that (i) any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board of Directors of the Company (which, for the purpose of this definition, shall not be deemed to mean any committee of the Board of Directors of the Company); provided, however, that in the case of either (i) or
(ii) a Change of Control shall not be deemed to have occurred if the event set forth in such (i) or (ii) shall have been approved during the Approval Period by a majority of the Continuing Directors.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Commitment" shall mean (i) with respect to each Bank listed on
Schedule I, the amount set forth opposite such Bank's name on Schedule I and (ii) with respect to any Eligible Assignee which becomes a Bank pursuant to Section 9.04(c), the amount of the transferor Bank's Commitment assigned to it pursuant to Section 9.04(c), in each case as such amount may be changed from time to time pursuant to Section 2.06 or 9.04(c); provided that, if the context so requires, the term "Commitment" means the obligation of a Bank to extend credit up to such amount to the Company hereunder. The Commitments shall automatically and permanently terminate on the Maturity Date.

     "Competitive Bid" shall mean an offer by a Bank to make a Competitive Loan pursuant to Section 2.02.

     "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Bank pursuant to Section 2.02(b), either the Competitive Fixed Rate or the Competitive LIBO Rate, as the case may be, offered by the Bank making such Competitive Bid.

     "Competitive Bid Request" shall mean a request made pursuant to
Section 2.02 in the form of Exhibit A-1.

     "Competitive Borrowing" shall mean a borrowing consisting of concurrent Competitive Loans from each of the Banks whose Competitive Bid as a part of such borrowing has been accepted by the Company under the bidding procedure described in Section 2.02.

     "Competitive Fixed Rate" shall mean, as to any Competitive Bid made by a Bank pursuant to Section 2.02(b) for Competitive Fixed Rate Loans, the fixed rate of interest offered by the Bank making such Competitive Bid.

     "Competitive Fixed Rate Loan" shall mean any Competitive Loan with respect to which the Company shall have selected a Competitive Fixed Rate in accordance with the provisions of Article 2.

     "Competitive LIBO Rate" shall mean, as to any Competitive Bid made by a Bank pursuant to Section 2.02(b) for Competitive LIBO Rate Loans, the sum of (i) the LIBO Rate determined for such Competitive Bid plus (or minus) (ii) the margin above or (below) the LIBO Rate offered by the Bank making such Competitive Bid.

     "Competitive LIBO Rate Loan" shall mean any Competitive Loan with respect to which the Company shall have selected an interest rate based on the Competitive LIBO Rate in accordance with the provisions of Article 2.

     "Competitive Loan" shall mean a Loan from a Bank to the Company pursuant to the bidding procedure described in Section 2.02, the interest rate applicable to which shall be either a Competitive Fixed Rate or a Competitive LIBO Rate, as the case may be, offered by such Bank, and accepted by the Company.

     "Competitive Note" shall mean a promissory note of the Company in the form of Exhibit D-1, executed and delivered as provided in Section 2.08.

     "Consolidated" shall mean, as applied to any financial or accounting term with respect to any person, such term determined on a consolidated basis in accordance with GAAP for such person and all consolidated subsidiaries thereof.

     "Consolidated Indebtedness" shall mean the Indebtedness of the Company and its Subsidiaries, computed and Consolidated in accordance with GAAP; provided, however, that the term "Consolidated Indebtedness" shall in any event (i) exclude Indebtedness of CDC and its subsidiaries, except to the extent that the portion thereof attributable to the Company (through the Company's interest in CDC) exceeds $100,000,000 and (ii) exclude Guarantees of the Company outstanding from time to time in an aggregate amount not to exceed $85,000,000.

     "Consolidated Net Income" for any period shall mean the net earnings (loss) of the Company and its Subsidiaries for such period, computed and Consolidated in accordance with GAAP, as set forth in the Consolidated statement of earnings for such period delivered by the Company pursuant to Section 5.04.

     "Continuing Director" shall mean any member of the Board of Directors of the Company who is not affiliated with an Acquiring Person and who was a member of the Board of Directors of the Company immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

     "Default" shall have the meaning assigned to such term in Section
4.02(c).

     "dollars" and the symbol "$" shall mean the lawful currency of the United States of America.

     "Effective Date" shall mean the date on which the conditions set forth in Section 4.01 are satisfied, which, unless otherwise agreed by the parties hereto, shall be a date on or before January 23, 1998.

     "Eligible Assignee" shall have the meaning assigned to such term in Section 9.04(c).

     "Environmental Laws" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, duly authorized written requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Company or any Subsidiary is a member and which is treated as a single employer under Section 414 of the Code.

     "Euro-Dollar Business Day" shall mean any Business Day on which commercial banks are open for dealings in dollar deposits in the London Interbank Market.

     "Events of Default" shall have the meaning assigned to such term in Article 7.

     "Facility Fee" shall have the meaning assigned to such term in
Section 2.05(a).

     "Facility Fee Rate" shall mean, for each day, the rate per annum determined for such day in accordance with the Pricing Schedule.

     "Financial Officer" of any person shall mean its chief financial officer, principal accounting officer, treasurer or any assistant treasurer.

     "GAAP" shall mean generally accepted accounting principles as described in the last paragraph of this Article 1.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that, in the case of the Company and its Subsidiaries, the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) any minimum pension liability required to be reflected on such person's statement of financial position pursuant to Statement of Financial Accounting Standards No. 87, and
(i) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall also include the Indebtedness of any partnership in which such person is a general partner, except to the extent that recourse against such general partner (as a general partner) has been contractually waived or limited. Notwithstanding the foregoing, the term "Indebtedness", in respect of the Company and its Subsidiaries shall not include (i) deferred compensation for officers and employees of the Company or any of its Subsidiaries and (ii) trade payables incurred in the ordinary course of business.

     "Information Memorandum" shall mean the Information Memorandum dated December 1997, furnished by JPMSI to a limited number of banks invited to participate in this Agreement.

     "Interest Payment Date" shall mean (i) with respect to any LIBOR Loan, Certificate of Deposit Loan or Alternate Base Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan or a Certificate of Deposit Loan with an Interest Period of 6 months or 180 days, respectively, the day that would have been the Interest Payment Date for such Loan had an Interest Period of 3 months or 90 days, respectively, been applicable to such Loan and (ii) with respect to any Competitive Loan, the last day of the Interest Period applicable thereto and, if such Competitive Loan bears interest at a Competitive LIBO Rate with an Interest Period of more than 3 months, the day that would have been the Interest Payment Date for such Competitive Loan had an Interest Period of 3 months been applicable to such Competitive Loan.

     "Interest Period" shall mean (i) as to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect, (ii) as to any Certificate of Deposit Loan, a period of 30, 60, 90 or 180 days' duration, as the Company may elect, commencing on the date of such Loan, (iii) as to any Alternate Base Loan, the period commencing on the date of such Loan and ending 30 days later or, if earlier, on the Maturity Date or the date of prepayment of such Loan and (iv) as to any Competitive Loan, the period commencing on the date of such Loan and ending on the date specified in the Competitive Bid in which the offer to make the Competitive Loan was extended, which shall not be (x) in the case of a Competitive Fixed Rate Loan, earlier than 7 days after the date of such Loan or later than 180 days after the date of such Loan or (y) in the case of a Competitive LIBO Rate Loan earlier than one month after the date of such Loan (or, in either case, such other period as the Company may request and the Agent approve); provided, however, that
(x) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans and Competitive LIBO Rate Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) no Interest Period may be selected that ends later than the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     "JPMSI" shall mean J.P. Morgan Securities, Inc.

     "LIBO Rate" shall mean the average (rounded upwards, if not already a whole multiple 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates notified to the Agent by each of the Reference Banks equal to the rate at which dollar deposits approximately equal in principal amount to (i) such Reference Bank's portion of the Standby Borrowing of which such LIBOR Loan forms a part or (ii) in the case of a Competitive LIBO Rate Loan, $5,000,000, as the case may be, are offered to the London Branch of such Reference Bank for a period of time comparable to the applicable Interest Period in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "LIBOR Loan" shall mean any Standby Loan with respect to which the Company shall have selected an interest rate based on the LIBO Rate in accordance with the provisions of Article 2.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan" shall mean a Competitive Loan (which Competitive Loan may be made as a Competitive Fixed Rate Loan or a Competitive LIBO Rate Loan, as permitted hereby) or a Standby Loan (which Standby Loan may be made as a LIBOR Loan, a Certificate of Deposit Loan or an Alternate Base Loan, as permitted hereby).

     "Loan Documents" shall mean this Agreement, the Notes and any other document or agreement entered into in connection herewith.

     "Material Adverse Effect" shall mean (a) a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company to perform any of its obligations under any Loan Document or (c) a material impairment of the rights or benefits of the Banks under any Loan Document.

     "Maturity Date" shall mean January 7, 1999, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar
Business Day.

     "Merger Agreement" shall mean the Agreement and Plan of Merger dated December 3, 1997 among the Company, Safari and Nelson.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Nelson" shall mean Nelson Industries, Inc., a Wisconsin corporation.

     "Net Worth" shall mean, at any date, (i) the sum of the Company's Consolidated capital stock, additional contributed capital, earnings retained in the business and any other account (less treasury stock) which, in accordance with GAAP, constitutes Consolidated shareholders' investment (which does not include minority interests of persons other than the Company and the Subsidiaries in Subsidiaries); less (ii) (x) all write-ups subsequent to September 28, 1997, in the book value of any asset owned by the Company or its Subsidiaries (other than purchase accounting adjustments in connection with assets acquired after September 28, 1997) and (y) cash held in a sinking or other analogous fund, established for the purpose of redeeming, retiring or prepaying any capital stock; provided, however, that in determining Net Worth the effect of any foreign currency translation adjustments shall be excluded.

     "Note" shall mean a Competitive Note or a Standby Note of the Company, executed and delivered as provided in Section 2.08.

     "Other Taxes" shall have the meaning assigned to such term in
Section 2.20(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "person" shall mean any natural person, corporation, trust, association, company, partnership, joint venture or government, or any agency or political subdivision thereof.

     "Plan" shall mean any pension plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of the Company or any ERISA Affiliate.

     "Pricing Schedule" shall mean the Schedule attached hereto identified as such.

     "Priority Indebtedness" shall mean, at any time, without duplication, (i) the aggregate principal amount of all Indebtedness of the Company and all the Subsidiaries then outstanding which Indebtedness is secured by Liens on property and assets of the Company or any Subsidiary (other than Indebtedness described in clauses (b) through (k) of Section 6.01), (ii) the Attributable Value at such time of all Sale and Lease-Back Transactions which are restricted by
Section 6.02 and (iii) the aggregate principal amount of all Indebtedness of all the Subsidiaries then outstanding (other than Indebtedness of Subsidiaries payable to the Company or any wholly owned Subsidiary).

     "Reference Banks" shall mean Morgan, The Chase Manhattan Bank and Bank of America National Trust and Savings Association.

     "Register" shall have the meaning given such term in Section
9.04(e).

     "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Reportable Event" shall mean any reportable event as defined in
Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

     "Required Banks" shall mean, at any time, Banks having Commitments representing at least 66-2/3% of the Total Commitment; provided, however, that for purposes of the last paragraph of Article 7, or if the Commitments shall have been terminated, "Required Banks" shall mean Banks holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding (in each case only if there are Loans then outstanding).

     "Responsible Officer" of any corporation shall mean any executive officer or financial officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

     "Safari" shall mean Safari Inc., a Wisconsin corporation and direct wholly-owned Subsidiary of the Company formed for purposes of the Acquisition.

     "Sale and Lease-Back Transaction" shall have the meaning assigned to such term in Section 6.02.

     "Significant Subsidiary" shall mean any Subsidiary (which term, as used in this definition, includes such Subsidiary's subsidiaries) which meets any of the following conditions:

          (i) the Company's and the other Subsidiaries' investments in and advances to such Subsidiary exceed 10% of the Consolidated total assets of the Company as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a);

          (ii) the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the Consolidated total assets of the Company as of the end of the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a);

          (iii) the net sales of such Subsidiary exceed 10% of the Consolidated net sales of the Company for the most recently completed fiscal year of the Company for which financial statements have been delivered pursuant to Section 5.04(a); or

          (iv)  such Subsidiary is deemed to be a Significant
     Subsidiary pursuant to Section 6.03(b)(i).

     "Standby Borrowing" shall mean a borrowing consisting of simultaneous Standby Loans from each of the Banks distributed ratably among the Banks in accordance with their respective Commitments.

     "Standby Borrowing Request" shall mean a request made pursuant to
Section 2.03 in the form of Exhibit A-2.

     "Standby Loan" shall have the meaning given such term in Section
2.01.

     "Standby Note" shall mean a promissory note of the Company in the form of Exhibit D-2, executed and delivered as provided in Section 2.08.

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including without limitation any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which any of the Banks is subject (a) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D), and (b) with respect to the Adjusted CD Rate or the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"), for new negotiable non-personal time deposits in dollars of over $100,000 with maturities approximately equal to the applicable Interest Period. Such reserve percentages shall include, without limitation, those imposed under Regulation D. LIBOR Loans and Competitive LIBO Rate Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Bank under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or (ii) which is, at the time any determination is made, otherwise controlled (by contract or agreement or otherwise) by the parent or one or more subsidiaries of the parent.

     "Subsidiary" shall mean any subsidiary of the Company; provided, however, that neither CDC nor any foreign joint venture in which the Company has the right to designate the general manager of the joint venture shall be deemed to be a subsidiary of the Company by reason solely of meeting the requirements of clause (ii) in the definition of the term "subsidiary" if, at the time of any such determination, such entity is not included as a subsidiary in the Consolidated financial statements of the Company and its Consolidated subsidiaries.

     "Taxes" shall have the meaning assigned to such term in Section
2.20(a).

     "Total Commitment" shall mean at any time the aggregate amount of the Banks' Commitments as in effect at such time.

     "Transactions" shall have the meaning assigned to such term in
Section 3.02.

     "type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean the Competitive Fixed Rate, the Competitive LIBO Rate, the LIBO Rate, the Adjusted CD Rate and the Alternate Base Rate.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Company notifies the Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Agent notifies the Company that the Required Banks wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Banks. The definitions in this Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" as used in this Agreement shall be deemed in each case to be followed by the phrase "without limitation". The word "or" shall not be deemed to be exclusive. Section, Schedule and Exhibit references are references to Sections of, and Schedules and Exhibits to, this Agreement, unless otherwise specified herein.

                            ARTICLE 2

                              Loans

     Section 2.1. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make standby revolving credit loans ("Standby Loans") to the Company, at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date and the termination of the Commitment of such Bank in accordance with the terms hereof, subject, however, to the conditions that (i) at no time shall (A) the sum of (x) the outstanding aggregate principal amount of all Standby Loans made by all Banks plus (y) the outstanding aggregate principal amount of all Competitive Loans made by all Banks exceed (B) the Total Commitment and (ii) at all times the outstanding aggregate principal amount of all Standby Loans made by a Bank shall equal the product of (x) the percentage which its Commitment represents of the Total Commitment times (y) the outstanding aggregate principal amount of all Standby Loans made by all Banks. Each Bank's Commitment as of the Effective Date is set forth opposite its name in Schedule I. Such Commitments may be terminated or reduced from time to time pursuant to Section 2.06.

     Within the foregoing limits, the Company may borrow, repay, prepay and reborrow hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein.

     Section 2.2. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Company shall hand deliver or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1, to be received by the Agent not later than 10:00 a.m., New York City time, five Business Days before a proposed Competitive Borrowing with respect to that portion of such Competitive Bid Request which is for Competitive LIBO Rate Loans or one Business Day before a proposed Competitive Borrowing with respect to that portion of such Competitive Bid Request which is for Competitive Fixed Rate Loans. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Agent's sole discretion, and the Agent shall promptly notify the Company of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (i) the date of the requested Competitive Borrowing (which shall be a Business Day) and the aggregate principal amount thereof (which shall not be less than $10,000,000 or greater than the Total Commitment and shall be an integral multiple of $1,000,000), (ii) the Interest Period with respect thereto (which may not end after the Maturity Date) and (iii) the type of the requested Competitive Borrowing. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Agent shall invite by telecopier (in the form set forth in Exhibit B) the Banks to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to such Competitive Bid Request.

     (b) Each Bank may, in its sole discretion, make a Competitive Bid to the Company responsive to the Competitive Bid Request. Each Competitive Bid by a Bank must be received by the Agent via telecopier, in the form of Exhibit C hereto, not later than 10:00 a.m., New York City time, three Business Days prior to the Business Day of a proposed Competitive Borrowing with respect to that portion of the Competitive Bid which is for Competitive LIBO Rate Loans or on the Business Day of a proposed Competitive Borrowing with respect to that portion of the Competitive Bid which is for Competitive Fixed Rate Loans. Competitive Bids that do not conform substantially to the format of Exhibit C may be rejected by the Agent after conferring with, and upon the instruction of, the Company, and the Agent shall notify the Bank making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (i) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal (but not exceed) the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan of the applicable type that the Bank is willing to make to the Company and (ii) the Competitive Bid Rate (to the nearest 1/10,000 of 1%) at which the Bank is prepared to make such Competitive Loan. A Competitive Bid submitted by a Bank pursuant to this paragraph (b) shall be irrevocable.

     (c) The Agent shall promptly notify the Company by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Bank that made each bid. The Agent shall send a copy of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process set forth in this Section 2.02.

     (d) The Company may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Company shall notify the Agent by telecopier whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, not later than 11:00 a.m., New York City time, on the Business Day on which such Competitive Bids were due in accordance with Section 2.02(b); provided, however, that (i) the failure by the Company to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Company shall not accept a bid made at a particular Competitive Bid Rate if the Company has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the principal amount specified in the Competitive Bid Request for Competitive Loans of the applicable type,
(iv) if the Company shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Company to exceed the amount specified in the Competitive Bid Request for Competitive Loans of the applicable type, then the Company shall (notwithstanding the minimum bid acceptance amount required by clause (vi) below) accept a portion of such bid or bids in an aggregate amount equal to the amount specified in the Competitive Bid Request for Competitive Loans of the applicable type; (v) if the Company shall accept bids made at a particular Competitive Bid Rate but shall be restricted by other conditions hereof from borrowing the principal amount of Competitive Loans specified in the Competitive Bid Request in respect of which bids at such Competitive Bid Rate have been made or if the Company shall accept bids made at a particular Competitive Bid Rate but the aggregate amount of bids made at such rate shall exceed the amount specified in the Competitive Bid Request for Competitive Loans of the applicable type, then the Company shall accept a pro rata portion of each bid made at such Competitive Bid Rate aggregating the portion of Competitive Loans with respect to which bids at such rate have been received; provided, however, that if the available principal amount of Competitive Loans to be so allocated is not sufficient to enable Competitive Loans to be so allocated to each such Bank in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000, the Company shall select the Banks to be allocated such Competitive Loans in a principal amount of $5,000,000, but may round allocations up to the next higher multiple of $1,000,000 if necessary; and (vi) except as provided in clauses (iv) and (v) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000 and is part of a Competitive Borrowing in a minimum principal amount of $10,000,000. A notice given by the Company pursuant to this paragraph (d) shall be irrevocable.

     (e) The Agent shall promptly notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopier sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

     (f)  A Competitive Bid Request shall not be made within five
Business Days of the date of any other Competitive Bid Request, unless the Company and the Agent shall mutually agree otherwise.

     (g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to the Company at least one quarter of an hour earlier than the latest time at which the other Banks are required to submit their bids to the Agent pursuant to paragraph (b) above.

     (h)  All notices required by this Section 2.02 and by Section
2.03 shall be given in accordance with Section 9.01.

     Section 2.3. Standby Borrowing Procedure. In order to effect a Standby Borrowing, the Company shall give the Agent written or telecopier notice, in the form of Exhibit A-2 hereto, (x) in the case of LIBOR Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Standby Borrowing, (y) in the case of Certificate of Deposit Loans, not later than 11:00 a.m., New York City time, two Business Days before a proposed Standby Borrowing and (z) in the case of Alternate Base Loans, not later than 11:00 a.m., New York City time, on the Business Day of a proposed Standby Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (a) whether the Standby Loans then being requested are to be LIBOR Loans, Certificate of Deposit Loans or Alternate Base Loans, (b) the date of such Standby Loans (which shall be a Business Day) and the aggregate amount thereof (which shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000) and (c) the Interest Period with respect thereto (which shall not end later than the Maturity Date). If no Interest Period with respect to any LIBOR Loan or Certificate of Deposit Loan is specified in any such notice, then (i) in the case of a LIBOR Loan, the Company shall be deemed to have selected an Interest Period of one month's duration and (ii) in the case of a Certificate of Deposit Loan, the Company shall be deemed to have selected an Interest Period of 30 days' duration. If the type of Standby Loan is not specified in such notice, the Company shall be deemed to have selected an Alternate Base Loan. The Agent shall promptly advise the other Banks of any notice given pursuant to this Section 2.03 and of each Bank's portion of the requested Standby Borrowing by telecopier. Each Standby Borrowing shall consist of Standby Loans of the same type made to the Company on the same day and having the same Interest Period.

     Section 2.4. Refinancings. The Company may refinance all or any part of any Loan with a Loan of the same or a different type made pursuant to Section 2.02 or Section 2.03, subject to the conditions and limitations set forth in this Agreement, including refinancings of Competitive Loans with Standby Loans and Standby Loans with Competitive Loans. Any Loan or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.08 with the proceeds of a new borrowing hereunder and the proceeds of the new Loan, to the extent they do not exceed the principal amount of the Loan being refinanced, shall not be paid by the Banks to the Agent or by the Agent to the Company pursuant to Section 2.07(c); provided, however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Agent for distribution to the Banks described in (ii) below,
(ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount being extended by such Bank in the refinancing, the Agent shall return the difference to such Bank out of amounts received pursuant to (i) above and (iii) to the extent any Bank fails to pay the Agent amounts due from it pursuant to
(i) above, any Loan or portion thereof being refinanced shall not be deemed repaid in accordance with Section 2.08 to the extent of such failure and the Company shall pay such amount to the Agent pursuant to
Section 2.08.

     Section 2.5. Fees. (a) The Company agrees to pay to each Bank, through the Agent, on each March 31, June 30, September 30 and December 31 and on the Maturity Date, in immediately available funds, a facility fee (a "Facility Fee"), calculated at a rate per annum equal to the Facility Fee Rate in effect from time to time on the average daily amount of the Commitment of such Bank, whether used or unused, during the preceding quarter (or shorter period commencing with the Effective Date or ending with the Maturity Date or any other date on which the Commitment of such Bank shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Bank shall commence to accrue on the Effective Date and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Bank as provided herein.

     (b) The Company agrees to pay to JPMSI, as arranger, for its own account, on the Effective Date the arrangement fees in the amounts previously agreed to by the Company and JPMSI in writing.

     (c) The Company agrees to pay to the Agent (i) on the Effective Date, for the account of the Banks, the participation fees described in a memorandum dated 12/05/97 from JPMSI to potential lenders under this Agreement and (ii) for its own account the administrative fees and competitive auction fees in the amounts and on the dates previously agreed to by the Company and the Agent in writing.

     Section 2.6. Termination and Reduction of Commitments. (a) Subject to Section 2.12(b), the Company may permanently terminate, or from time to time in part permanently reduce, the Total Commitment, in each case upon at least five Business Days' prior written or telecopier notice to the Agent; provided, however, that the Company may not terminate or partially reduce the Total Commitment at any time to an amount less than the sum of all Loans then currently outstanding (after giving effect to any prepayment of Standby Loans on such date). Such notice shall specify the date and the amount of the termination or reduction of the Total Commitment. Each partial reduction of the Total Commitment shall be in a minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000. Each reduction in the Commitments pursuant to this paragraph shall be made ratably among the Banks in accordance with their respective Commitments.

     (b) Simultaneously with any termination or reduction of Commitments pursuant to this Section 2.06, the Company shall pay to the Agent for the accounts of the Banks the Facility Fees on the amount of the Total Commitment so terminated or reduced accrued through the date of such termination or reduction.

     Section 2.7. Loans. (a) Each Borrowing made by the Company on any date shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $10,000,000. Competitive Loans shall be made by the Banks in accordance with Section 2.02(d), and Standby Loans shall be made by the Banks ratably in accordance with their respective Commitments on the date of the Standby Borrowing; provided, however, that the failure of any Bank to make any Loan shall not relieve any other Bank of its obligation to lend hereunder.

     (b) Each Standby Loan shall be a LIBOR Loan, a Certificate of Deposit Loan or an Alternate Base Loan, as the Company may request subject to and in accordance with Section 2.03. Each Bank may at its option make any LIBOR Loan by causing a foreign branch or affiliate of such Bank to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of the applicable Note and this Agreement. Loans of more than one type may be outstanding at the same time; provided, however, that the Company shall not be entitled to request any Loan which, if made, would result in an aggregate of more than six separate Standby Loans of any Bank or more than six separate Competitive Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

     (c) Subject to Section 2.04, each Bank shall make its portion of each Borrowing on the proposed date thereof by paying the amount required to the Agent in New York, New York in immediately available funds not later than 1:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Company with the Agent or, if Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Banks as soon as practicable.

     Section 2.8. Notes. The Competitive Loans made to the Company by each Bank shall be evidenced by a single Competitive Note duly executed on behalf of the Company, dated the Effective Date, in substantially the form attached hereto as Exhibit D-1, with the blanks appropriately filled, payable to the order of such Bank in a principal amount equal to the aggregate outstanding principal amount of all Competitive Loans made by such Bank to the Company. The Standby Loans made to the Company by each Bank shall be evidenced by a single Standby Note duly executed on behalf of the Company, dated the Effective Date, in substantially the form attached hereto as Exhibit D-2, with the blanks appropriately filled, payable to the order of such Bank in a principal amount equal to the aggregate outstanding principal amount of all Standby Loans made by such Bank to the Company. The outstanding principal balance of each Competitive Loan and Standby Loan, as evidenced by the relevant Note, shall be payable on the last day of the Interest Period applicable to such Loan. Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.09. Each Bank shall, and is hereby authorized by the Company to, endorse on the schedule attached to the relevant Note held by such Bank or on a continuation thereof or otherwise record in its internal records an appropriate notation evidencing the date and amount of each Competitive Loan or Standby Loan, as applicable, of such Bank, each payment or prepayment of principal of any such Competitive Loan or Standby Loan, as applicable, and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Competitive Loans or Standby Loans, as applicable, made by such Bank in accordance with the terms of the relevant Note and this Agreement.

     Section 2.9. Interest on Loans. (a) Subject to the provisions of Section 2.10, each LIBOR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate for the Interest Period in effect for such Loan, plus the Applicable Margin. Interest on each LIBOR Loan shall be payable on each Interest Payment Date applicable thereto. The applicable LIBO Rate for each Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

     (b) Subject to the provisions of Section 2.10, each certificate of Deposit Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted CD Rate for the Interest Period in effect for such Loan, plus the Applicable Margin. Interest on each Certificate of Deposit Loan shall be payable on each Interest Payment Date applicable thereto. The applicable Adjusted CD Rate for each Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

     (c) Subject to the provisions of Section 2.10, each Alternate Base Loan shall bear interest at a rate per annum (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or, if the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate. Interest on each Alternate Base Loan shall be payable on each Interest Payment Date applicable thereto. The applicable Alternate Base Rate during each Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

     (d) Subject to the provisions of Section 2.10, each Competitive Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Competitive Fixed Rate or Competitive LIBO Rate offered by the Bank making such Competitive Loan and accepted by the Company pursuant to Section 2.02. Interest on each Competitive Loan shall be payable on each Interest Payment Date applicable thereto.

     (e) If any Reference Bank shall for any reason no longer have a Commitment or any Loans, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result, there shall only be one Reference Bank remaining, the Agent (after consultation with the Banks and with the approval of the Company) shall, by notice to the Company and the Banks, designate another Bank as a Reference Bank so that there shall at all times be at least two Reference Banks.

     (f) Each Reference Bank shall use its reasonable best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks shall be unable or shall otherwise fail to supply such rates to the Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.11, be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.

     Section 2.10. Interest on Overdue Amounts. If the Company shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date of such default (i) until the last day of the then-current Interest Period, if any, with respect thereto at a rate per annum equal to the higher of 2% above the rate that would otherwise be applicable thereto and 2% above the Alternate Base Rate and (ii) thereafter up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or, if the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2% per annum.

     Section 2.11. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan or a Competitive LIBO Rate Loan, the Agent shall have determined that (i) deposits in the amount of the requested principal amount of such LIBOR Loan or Competitive LIBO Rate Loan are not generally available in the London Interbank Market, (ii) the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining such LIBOR Loan or Competitive LIBO Rate Loan during such Interest Period, or (iii) reasonable means do not exist for ascertaining the LIBO Rate, then the Agent, as soon as practicable thereafter, shall give written or telecopier notice of such determination to the Company and the Banks. In the event of any such determination, any request by the Company for a LIBOR Loan or Competitive LIBO Rate Loan shall be deemed to be a request for an Alternate Base Loan until the circumstances giving rise to such notice no longer exist. Each determination by the Agent under this Section 2.11(a) shall be conclusive absent manifest error.

     (b) In the event, and on each occasion, that on or before the date on which the Adjusted CD Rate for a Certificate of Deposit Loan is to be determined, the Agent shall have determined that (i) such Adjusted CD Rate cannot be determined for any reason, including the inability of the Reference Banks to obtain sufficient bids in accordance with the terms of the definition of Fixed Certificate of Deposit Rate, or (ii) the Adjusted CD Rate for such Certificate of Deposit Loan will not adequately and fairly reflect the cost to any Bank of making or maintaining such Certificate of Deposit Loan during such Interest Period, then the Agent, as soon as practicable thereafter, shall give written or telecopier notice of such determination to the Company and the Banks. In the event of any such determination, any request by the Company for a Certificate of Deposit Loan shall be deemed to be a request for an Alternate Base Loan until the circumstances giving rise to such notice no longer exist. Each determination by the Agent under this Section 2.11(b) shall be conclusive absent manifest error.

     Section 2.12. Prepayment of Loans. (a) Prior to the Maturity Date, the Company shall have the right at any time to prepay any Standby Borrowing, in whole or in part, subject to the requirements of Sections 2.15 and 2.16 but otherwise without premium or penalty, upon at least three (or, if such prepayment is solely of Alternate Base Loans, one) Business Days' prior written or telecopier notice to the Agent; provided, however, that each such partial prepayment shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000. The Company shall not have the right to prepay any Competitive Loan without the consent of the Bank which has made such Competitive Loan.

     (b) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.06, the Company shall pay or prepay so much of the Standby Loans as shall be necessary in order that the aggregate principal amount of the Loans outstanding will not exceed the Total Commitment following such termination or reduction. Any such payment or prepayment shall be applied to such Standby Borrowing or Standby Borrowings as the Company shall select. All prepayments under this paragraph shall be subject to Sections 2.15 and 2.16.

     (c) Each notice of prepayment shall specify the prepayment date and the aggregate principal amount of each Borrowing or portion thereof to be prepaid, shall be irrevocable and shall commit the Company to prepay such Borrowing by the amount stated therein. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

     Section 2.13.  Reserve Requirements; Change in Circumstances.
(a) It is understood that the cost to each Bank of making or maintaining any of the Loans may fluctuate as a result of the applicability of, or changes in, reserve requirements imposed by the Board, including reserve requirements under Regulation D in connection with Eurocurrency Liabilities (as defined in Regulation D) at the ratios provided for in Regulation D from time to time. The Company agrees to pay to each Bank from time to time, as provided in paragraph
(d) below, such amounts as shall be necessary to compensate such Bank for the portion of the cost of making or maintaining LIBOR Loans and Competitive LIBO Rate Loans resulting from any such reserve requirements, it being understood that the rates of interest applicable to LIBOR Loans and Competitive LIBO Rate Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Banks in connection with such reserve requirements. It is agreed that, for purposes of this paragraph (a), the LIBOR Loans and Competitive LIBO Rate Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to the reserve requirements of Regulation D without benefit of or credit for proration, exemptions or offsets which might otherwise be available to the Banks from time to time under Regulation D.

     (b   Notwithstanding any other provision herein, if after the
date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to any Bank of the principal of or interest on any LIBOR Loan, Certificate of Deposit Loan or Competitive Loan made by such Bank or any fees or other amounts payable hereunder (other than (x) taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or under the laws of which such Bank is organized or by any political subdivision or taxing authority therein (or any tax which is enacted or adopted by such jurisdiction, political subdivision or taxing authority as a direct substitute for any such taxes) or (y) any tax, assessment, or other governmental charge that would not have been imposed but for the failure of such Bank to comply with any certification, information, documentation or other reporting requirement which such Bank would have been capable of complying with), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by such Bank (except any reserve requirement reflected in the Adjusted CD Rate), or (iii) shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or any LIBOR Loan, Certificate of Deposit Loan or Competitive Loan made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any LIBOR Loan, Certificate of Deposit Loan or Competitive Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank to be material, then the Company shall pay such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction to such Bank upon demand by such Bank.

     (c   If any Bank shall have determined that the adoption after
the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any law, rule, regulation or guideline regarding capital adequacy or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made after the date hereof by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of its obligations hereunder (including its Commitment) to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

     (d   A certificate of a Bank setting forth in reasonable detail
(i) such amount or amounts as shall be necessary to compensate such Bank (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a), (b) or (c) above, as the case may be, and (ii) the calculation of such amount or amounts under clause
(i) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Bank the amount shown as due on any such certificate within 10 days after its receipt of the same.

     (e   Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period. The protection of this Section 2.13 shall be available to each Bank regardless of any possible contention of invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

     Section 2.14.  Change in Legality.  (a   Notwithstanding anything
to the contrary herein contained, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any LIBOR Loan or Competitive LIBO Rate Loan or to give effect to its obligations with respect to LIBOR Loans or Competitive LIBO Rate Loans as contemplated hereby, then, by written notice to the Company and to the Agent, such Bank may:

          (i declare that LIBOR Loans will not thereafter be made by such Bank hereunder, whereupon any subsequent request for a LIBOR Loan shall, as to such Bank only, be deemed a request for an Alternate Base Loan unless such declaration is subsequently withdrawn; and

          (ii require that all outstanding LIBOR Loans and Competitive LIBO Rate Loans made by it be converted to Alternate Base Loans, in which event (A) all such LIBOR Loans and Competitive LIBO Rate Loans shall be automatically converted to Alternate Base Loans as of the last day of the Interest Period then applicable thereto or, if so required by law, as of the effective date of such notice as provided in paragraph (b) below and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans and Competitive LIBO Rate Loans shall instead be applied to repay the Alternate Base Loans resulting from the conversion of such LIBOR Loans and Competitive LIBO Rate Loans.

     (b For purposes of this Section 2.14, a notice to the Company by any Bank pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Company.

     Section 2.15. Indemnity. The Company shall indemnify each Bank against any loss or reasonable expense which such Bank may sustain or incur as a consequence of (v) any failure by the Company to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article 4, (w) any failure by the Company to borrow hereunder after a notice of borrowing pursuant to Article 2 has been given or after bids have been accepted, (x) any payment, prepayment or conversion of a LIBOR Loan, Certificate of Deposit Loan or Competitive Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (y) any default in the payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), and (z) the occurrence of any Event of Default, including any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan, Certificate of Deposit Loan or Competitive Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by each Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed (based on the LIBO Rate or the Adjusted CD Rate or, in the case of a Competitive Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for the Loan which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be received by such Bank (net of any applicable margin) in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be. A certificate of each Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section 2.15 shall be delivered to the Company and shall be conclusive, if made in good faith, absent manifest error. The Company shall pay the relevant Bank the amount shown as due on the relevant certificate within 10 days after its receipt of the same.

     Section 2.16.  Pro Rata Treatment.  Except as permitted under
Section 2.13(c) and Section 2.14 with respect to interest, (i) each payment or prepayment of principal and each payment of interest with respect to a Competitive Borrowing (at a particular Competitive Bid
Rate) or a Standby Borrowing shall be made pro rata among the Banks in accordance with the respective principal amounts of the Loans extended by each Bank, if any, with respect to such Competitive Borrowing or Standby Borrowing, and (ii) Standby Loans shall be made pro rata among the Banks in accordance with their respective Commitments.

     Section 2.17. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Company, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means obtain payment (voluntary or involuntary) in respect of the Notes held by it as a result of which the unpaid principal portion of the Notes then due and payable to it shall be proportionately less than the unpaid principal portion of the Notes then due and payable to any other Bank, it shall simultaneously purchase from such other Bank at face value a participation in the Notes held by such other Bank, and such other adjustments shall be made, so that all such payments shall be shared by the Banks ratably in proportion to the amounts then due and payable to them; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Company expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Company to such Bank as fully as if such Bank had made a Loan directly to the Company in the amount of such participation.

     Section 2.18. Payments. The Company shall make each payment hereunder and under the Notes not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States (in freely transferable dollars) to the Agent at its offices at 60 Wall Street, New York, New York 10260 for the account of the Banks (except as otherwise specified herein), in immediately available funds.

     Section 2.19. Payments on Business Days. Except as set forth in the definition of "Interest Period" as applied to LIBOR Loans and Competitive LIBO Rate Loans, if any payment to be made hereunder or under any Note becomes due and payable on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

     Section 2.20.  Taxes.  (a   Any and all payments by the Company
hereunder and under the other Loan Documents shall be made, in accordance with Sections 2.18 and 2.19, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the Agent's or any Bank's net income and franchise taxes imposed on the Agent or any Bank by the United States or any jurisdiction in which the Agent or such Bank has its principal office or under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority and (ii) United States withholding taxes payable with respect to payments hereunder or under the other Loan Documents under laws (including any statute, treaty, ruling, determination or regulation) in effect on the date hereof or, with respect to any Eligible Assignee that becomes entitled to the rights of a Bank hereunder, the date of the Assignment and Acceptance pursuant to which it becomes so entitled (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks or the Agent (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Bank or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (y) the Company shall make such deductions and (z) the Company shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. For any period with respect to which a Bank has failed to provide the Company or the Agent with the appropriate form referred to in Section 2.21 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification pursuant to clause (x) of the preceding sentence with respect to Taxes imposed by the United States; provided that if a Bank, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

     (b In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

     (c The Company shall indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.20) paid by such Bank or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days after the date any Bank or the Agent, as the case may be, makes written demand therefor. If a Bank or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, or in respect of interest or penalties, it shall promptly notify the Company of the availability of such refund and shall, within 30 days after receipt of a request by the Company, apply for such refund at the Company's expense. If any Bank or the Agent receives a refund in respect of any Taxes or Other Taxes, or in respect of interest or penalties, for which such Bank or the Agent has received payment from the Company hereunder, it shall promptly notify the Company of such refund and shall, within 30 days after receipt of a request by the Company (or promptly upon receipt, if the Company has requested application for such refund pursuant hereto), repay such refund to the Company without interest (other than interest received from the taxing authority); provided, however, that the Company, upon the request of such Bank or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Bank or the Agent in the event such Bank or the Agent is required to repay such refund.

     (d Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Company in respect of any payment to any Bank or the Agent, the Company will furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

     (e Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 2.20 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

     (f Any Bank claiming any additional amounts payable pursuant to this Section 2.20 shall use its best efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvantageous to such Bank.

     Section 2.21. Tax Reports. (a Each Bank which is organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Company with the forms prescribed by the Internal Revenue Service of the United States certifying as to its status for purposes of determining the applicability of any exemption from United States withholding taxes with respect to all payments to be made hereunder to such Bank or other documents satisfactory to the Company and the Agent indicating that all payments to be made hereunder to such Bank are subject to such tax at a rate reduced by an applicable tax treaty. Such forms shall be provided to the Agent and the Company (i) on the Effective Date, if such Bank is a party hereto on such date, or (ii) if such Bank becomes a Bank hereunder pursuant to an Assignment and Acceptance, on the date of such Assignment and Acceptance, and (iii) in either case from time to time thereafter (but only so long as such Bank remains legally able to do so) if requested by the Company or the Agent or required by the Internal Revenue Service of the United States. Unless the Company and the Agent have received such forms or such documents validly indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Company or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

     (b Any Bank that sells any participation pursuant to Section 9.04(b) shall give the Company and the Agent immediate notice of such participation, setting forth the names of each of the participants, the amounts of such participations and indicating the country of residence of each of the participants. Notwithstanding any other provision contained herein to the contrary, the Company and the Agent shall be entitled to deduct and withhold United States withholding taxes with respect to all payments to be made hereunder to or for such Bank as may be required by United States law due to such participations and neither the Company nor the Agent shall be required to indemnify such Bank with respect to such deductions or withholdings and such Bank shall indemnify and hold harmless the Company and the Agent from and against any tax, interest, penalty or other expense that the Company and the Agent may incur as a consequence of any failure to withhold United States taxes applicable because of any participation arrangement that is not fully disclosed to them as required hereunder.



                                  ARTICLE 3

                         Representations and Warranties

     The Company represents and warrants to the Agent and to each of the Banks that:

     Section 3.1. Organization; Powers. The Company and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

     Section 3.2. Authorization. The execution, delivery and performance by the Company of each of the Loan Documents and the borrowings hereunder and the consummation of the Acquisition (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Company or any Subsidiary.

     Section 3.3. Enforceability. This Agreement and the Notes and each other Loan Document to which it is a party have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The Loans and all other obligations or liabilities of the Company hereunder shall not be subordinated in right of payment or in any other respect to any other Indebtedness of the Company.

     Section 3.4. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except such as will have been made or obtained on or before the Effective Date and thereafter will be in full force and effect.

     Section 3.5.  Financial Statements.  (a   The Company has
heretofore furnished to the Banks (i) its Consolidated statement of financial position and related Consolidated statements of earnings, cash flows and shareholders' investment as of and for the fiscal year ended December 31, 1996, audited by and accompanied by the opinion of Arthur Andersen LLP, independent public accountants, and (ii) its Consolidated statement of financial position and related Consolidated statements of earnings and cash flows as of and for the fiscal quarter ended September 28, 1997, certified by its chief financial officer. Such financial statements present fairly the financial position of the Company and its Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods. Such statements of financial position and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     (b As of the Effective Date, there has been no material adverse change in the financial position or in the operations of the Company and its Subsidiaries taken as a whole since September 28, 1997.

     Section 3.6. Environmental Matters. As of the Effective Date, there are no chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, gaseous or liquid in nature, at any premises owned, operated, controlled or used by the Company or any of its Subsidiaries where the presence of such substances has resulted or could result in a Material Adverse Effect and neither the Company nor any of its Subsidiaries nor any of their respective predecessors in interest have manufactured, processed, distributed, used, treated, stored, disposed, transported or handled any such substances, where such actions have resulted or could result in a Material Adverse Effect. As of the Effective Date, there is no ambient air, surface water, groundwater or land contamination within, under or relating to any real property of the Company or any of its Subsidiaries or other location geologically or hydrologically connected to such properties and none of such properties has been used for the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any substance described in the preceding sentence where such uses or contaminations have resulted or could result in a Material Adverse Effect.

     Section 3.7. Title to Properties; Possession Under Leases. (a The Company and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

     (b The Company and each of the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. The Company and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

     Section 3.8. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date a list of all Subsidiaries of the Company and the percentage ownership interest of the Company therein.

     Section 3.9.  Litigation; Compliance with Laws.  (a   As of the
Effective Date, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

     (b Neither the Company nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental
Authority, where such violation or default could result in a Material Adverse Effect.

     Section 3.10. Non-Existence of Certain Types of Agreements. (a As of the Effective Date, neither the Company nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could result in a Material Adverse Effect.

     (b Neither the Company nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could result in a Material Adverse Effect.

     (c Except as set forth in Schedule 3.10, neither the Company nor any Subsidiary is a party to or is bound by the terms of (i) any indenture or other agreement or instrument evidencing Indebtedness or
(ii) any certificate of designation or other certificate, agreement or instrument relating to any capital stock, in either case which contains a provision granting the holders thereof the right to require the Company or any Subsidiary to buy all or any part of such Indebtedness or capital stock (or any other provision having substantially the same effect) other than sinking fund and conversion provisions and provisions requiring repayment upon default.

     Section 3.11. Federal Reserve Regulations. The making of the Loans hereunder and the use of the proceeds thereof as contemplated hereby will not violate or be inconsistent with Regulation G, U or X.

     Section 3.12. No Regulatory Restrictions on Borrowing. The Company is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended,
(b) a "holding company" or a "subsidiary company" of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or (iii) subject to any other applicable regulatory scheme which restricts its ability to incur the indebtedness to be incurred hereunder.

     Section 3.13. Tax Returns. The Company and each Subsidiary has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.03.

     Section 3.14. Employee Benefit Plans. The Company and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Company or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by a material amount the value of the assets of such Plan. Neither the Company nor any ERISA Affiliate has incurred any Withdrawal Liability that materially adversely affects the financial position of the Company and its ERISA Affiliates taken as a whole. Neither the Company nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially and adversely affect the financial position of the Company and its ERISA Affiliates taken as a whole.

     Section 3.15. No Material Misstatements. (a) As of the Effective Date, neither the Information Memorandum (other than the information contained therein concerning Nelson) nor, to the knowledge of the Company, the information contained in the Information Memorandum concerning Nelson contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (b) no other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company to the Agent or any Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

     Section 3.16.  Merger Agreement.  The copy of the Merger
Agreement heretofore delivered to the Agent is a correct and complete copy thereof.



                                 ARTICLE 4

                                Conditions

     Section 4.1. Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of each Bank to make its initial Loan hereunder is subject to the satisfaction of the following conditions precedent:

          (a The Agent shall have received one or more counterparts of this Agreement, executed by a duly authorized officer of each party hereto.

          (b The Agent shall have received for the account of each Bank a Standby Note and a Competitive Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.

          (c The Agent shall have received, with a counterpart for each Bank, a certificate of the Secretary or Assistant Secretary of the Company dated the Effective Date, substantially in the form of Exhibit E with appropriate insertions and attachments.

          (d The Agent shall have received, with a copy for each Bank, an opinion of the General Counsel to the Company to the effect set forth in Exhibit G (excluding paragraph 4 thereof) and of Cravath, Swaine & Moore to the effect set forth in paragraph 4 of Exhibit G, each dated the Effective Date and addressed to the Agent and the Banks. Such opinion of the General Counsel to the Company shall also cover such other matters incident to the transactions contemplated by this Agreement as the Agent shall reasonably require.

          (e The Agent shall have received an opinion of Davis Polk & Wardwell, special counsel to the Agent, substantially in the form of Exhibit H and covering such other matters incident to the transactions contemplated by this Agreement as the Agent shall reasonably require.

          (f The Agent and JPMSI shall have received all fees payable to them on the Effective Date pursuant to Section 2.05.

          (g) The Agent shall have received evidence satisfactory to it that (i) except for filing the Articles of Merger (as defined in the Merger Agreement) with the Department of Financial Institutions of the State of Wisconsin (the "Department of Financial Institutions"), all of the conditions to the obligations of the parties thereto to effect the Acquisition specified in Sections 7.1, 7.2 and 7.3 of the Merger Agreement, have been fulfilled (without any waiver thereof by the Company),
     (ii) the Articles of Merger have been precleared with the Department of Financial Institutions and (iii) the Articles of Merger will be filed with the Department of Financial Institutions and the Acquisition will be consummated on the Effective Date on terms not less favorable to the Company, in any material respect, than the terms described in the Information Memorandum.

          (h) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel.

     Section 4.2. Conditions to Each Loan. The obligations of each of the Banks to make Loans on the date of each Borrowing hereunder, including the initial Loans and each refinancing of any Loan with a new Loan as contemplated by Section 2.04, shall be subject to the following conditions precedent:

          (a The Agent shall have received a notice of such Borrowing as required by Section 2.02 or Section 2.03, as applicable.

          (b The representations and warranties set forth in Article 3 shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as if made on and as of such date (after giving effect to the Acquisition if such Borrowing occurs on the Effective Date), except to the extent that such representations and warranties expressly relate to an earlier date.

          (c The Company shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and immediately before and after such Borrowing no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default (a "Default") shall have occurred and be continuing.

             The occurrence of the Effective Date and each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the matters specified in paragraphs
(b) and (c) of this Section 4.02; provided that any such representation and warranty deemed to be made on the Effective Date shall, insofar as it relates to Nelson and its subsidiaries, be deemed to be made to the Company's knowledge.



                                ARTICLE 5

                             Affirmative Covenants

     The Company covenants and agrees with the Agent and each Bank that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, the Company will, and will cause each of the Subsidiaries to:

     Section 5.1.  Existence; Businesses and Properties.  (a   Do or
cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03.

     (b Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     Section 5.2. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

     Section 5.3. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company or such Subsidiary shall, to the extent required by GAAP applied on a consistent basis, set aside on its books adequate reserves with respect thereto.

     Section 5.4. Financial Statements, Reports, Etc. In the case of the Company, furnish to the Agent and each Bank:

          (a within 90 days after the end of each fiscal year, its Consolidated statement of financial position and related Consolidated statements of earnings, cash flows and shareholders' investment, showing the financial position of the Company and its Consolidated Subsidiaries as of the close of such fiscal year and their results of operations and cash flows for such year, all audited by Arthur Andersen LLP or other independent public accountants of recognized national standing acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect except with the consent of the Required Banks) to the effect that such Consolidated financial statements fairly present the financial position, results of operations and cash flows of the Company on a Consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its Consolidated statement of financial position and related Consolidated statements of earnings and cash flows showing the financial position of the Company and its Consolidated Subsidiaries as of the close of such fiscal quarter and their results of operations for such fiscal quarter and the then elapsed portion of the fiscal year and their cash flows for the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial position, results of operations and cash flows of the Company on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants contained in Sections 6.06 and 6.07;

          (d) promptly after the occurrence of any event or condition which makes the information thereon inaccurate, incomplete or untrue, an update to Schedule 3.8;

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

          (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request.

     Section 5.5. Litigation and Other Notices. Furnish to the Agent and each Bank prompt written notice of the following:

          (a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof which, if adversely determined, could result in a Material Adverse Effect; and

          (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse
     Effect.

     Section 5.6. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Company or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company to the PBGC in an aggregate amount exceeding $1,500,000, a statement of a Financial Officer of the Company setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after a filing with the PBGC pursuant to
Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Company setting forth details as to such failure and the action that the Company proposed to take with respect thereto, together with a copy of such notice given to the PBGC and
(iv) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan in an amount exceeding $7,500,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of the Company or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $1,500,000.

     Section 5.7. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by the Agent or any Bank to visit and inspect the financial records and the properties of the Company or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Agent or any Bank to discuss the affairs, finances and condition of the Company or any Subsidiary with the officers thereof and independent accountants therefor.

     Section 5.8. Use of Proceeds. Use the proceeds of the Loans to finance the Acquisition and for its general corporate purposes.

     Section 5.9. Compliance with Laws. (a) Comply with all applicable laws, statutes, rules and regulations (including, without limitation, all applicable Environmental Laws) and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable laws, statutes, rules and regulations (including, without limitation, all applicable Environmental Laws) except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, if any, required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding, in any such case, Environmental Laws except to the extent that, in any such case, the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.



                               ARTICLE 6

                            Negative Covenants

     The Company covenants and agrees with the Agent and each Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, the Company will not, and will not cause or permit any of the Subsidiaries to:

     Section 6.1. Negative Pledge. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

          (a) Liens securing Indebtedness (other than Indebtedness described in clauses (b) through (k) below) to the extent and only to the extent that the aggregate amount of Priority
     Indebtedness shall not exceed $200,000,000 at any time;

          (b) Liens (including deposits) in connection with or to secure performance of bids, tenders, contracts (other than contracts creating or evidencing or executed in connection with the incurrence of Indebtedness) or leases (other than Capital Lease Obligations) or to secure statutory obligations, surety or appeal bonds or indemnity, performance or similar bonds;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary;

          (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

          (e) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations which are not due or which are being contested in compliance with Section 5.03;

          (f) pledges and deposits and other liens made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (g) zoning restrictions, easements, rights-of-way restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the real property subject thereto or interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries;

          (h) Liens (including deposits) in connection with self-insurance;

          (i) judgment or other similar Liens in connection with legal proceedings in an aggregate principal amount (net of amounts for which relevant insurance providers have delivered written acknowledgements of coverage) not to exceed $125,000,000, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings;

          (j) Liens arising in connection with advances or progress payments under government contracts; and

          (k) Liens on assets of Subsidiaries securing Indebtedness payable to the Company or any wholly owned Subsidiary.

     Section 6.2. Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"), unless, after giving effect to such Sale and Lease-Back Transaction, the aggregate amount of Priority Indebtedness shall not exceed $200,000,000, except that the Company or any Subsidiary may enter into Sale and Lease-Back Transactions without restriction if the equipment subject to such Sale and Lease-Back Transaction was purchased by the Company or any Subsidiary within six months of the date of such Sale and Leaseback Transaction; provided, however, that an agreement characterized by the parties thereto as a lease solely for income tax purposes and as to which such parties have elected to have the provisions of the former
Section 168(f)(8) of the Internal Revenue Code of 1954 apply shall not be considered a Sale and Lease-Back Transaction.

     Section 6.3. Mergers, Consolidations, and Sales of Assets. In the case of the Company and any Significant Subsidiary, merge with or into or consolidate with any other person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), except that (a) the Company and any Significant Subsidiary may sell inventory or receivables in the ordinary course of business and (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default has occurred and is continuing (i) any Significant Subsidiary may merge with or into, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets to, the Company or a wholly owned Subsidiary; provided, however, that such wholly owned Subsidiary shall thereafter be deemed a Significant Subsidiary hereunder and (ii) the Company or any Significant Subsidiary may merge with or into or consolidate with any other person if the surviving corporation in such merger or consolidation shall be the Company or such Significant Subsidiary; provided, however, that in each case under clause (b) above the Company shall have delivered to the Banks a certificate of a Responsible Officer of the Company and an opinion of counsel for the Company, each stating that such consolidation, merger, sale, transfer, lease or other disposition complies with this Section 6.03 and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Section 6.4. Indebtedness of Subsidiaries. In the case of the Subsidiaries, incur, create, assume or permit to exist any Indebtedness if, after giving effect thereto, Priority Indebtedness would exceed $200,000,000.

     Section 6.5. Amendments of Certain Agreements. In any material respect, amend, modify, supplement or waive any of the provisions of any instrument evidencing or relating to any subordinated Indebtedness unless such amendment, modification, supplement or waiver is approved in writing by the Required Banks.

     Section 6.6. Net Worth. In the case of the Company, permit Net Worth to be at any time less than the sum of (a) $1,050,000,000 plus
(b) an amount equal to 25% of the sum of the amounts of Consolidated Net Income for each of the fiscal quarters commencing with and including the quarter ending March 31, 1998 to and including the most recent fiscal quarter ended prior to the date on which the calculation of Net Worth is made (without including any fiscal quarter in which such Consolidated Net Income is a negative number).

     Section 6.7. Leverage. In the case of the Company, permit the ratio of Consolidated Indebtedness to the sum of Consolidated
Indebtedness and Net Worth to be at any time equal to or greater than
0.55 to 1.0.

     Section 6.8. Ownership of Significant Subsidiaries. Cease to maintain at any time direct or indirect ownership of securities or other ownership interests representing not less than the greater of
(x) a majority of the ordinary voting power of each Significant Subsidiary and (y) such voting power as provides effective control of the policy and direction of each Significant Subsidiary.



                                ARTICLE 7

                            Events of Default

     In case of the happening of any of the following events (herein called "Events of Default"):

          (a) any representation or warranty made, or deemed made, in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or pursuant to any provision of this Agreement or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

          (d) default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in Section 5.05(a) or (b),
     Section 5.08 or Article 6 and such default shall continue unremedied for a period of five Business Days after the earlier of (i) a Responsible Officer of the Company becoming aware thereof and (ii) notice thereof from the Agent or any Bank to the Company;

          (e) default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten Business Days after notice thereof from the Agent or any Bank to the Company;

          (f) the Company or any Subsidiary shall (i) fail to pay any of its Indebtedness in excess of $10,000,000 in the aggregate when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or
     (ii) fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any such Indebtedness, when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Indebtedness or such Indebtedness has been accelerated and such acceleration has not been rescinded; or any amount of Indebtedness in excess of $10,000,000 shall be required to be prepaid, defeased, purchased or otherwise acquired by the Company or any Subsidiary (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary, or for a substantial part of the property or assets of the Company or any Subsidiary, or (iii) the winding-up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in
     (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary, or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

          (j) a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1)(A) of the Code) shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Company to the PBGC or to a Plan in an aggregate amount exceeding $7,500,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to
     Section 5.06(b)(iii), the Agent shall have notified the Company in writing that (i) the Required Banks have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or
     (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any such Plan or Plans;

          (k) (i) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Company or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $7,500,000 or requires payments exceeding $1,500,000 in any year;

          (l) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,500,000; or

          (m) a Change in Control shall occur; or a change in control allowing the holders of debt securities of the Company to have the right to cause the repurchase by the Company of their debt securities (as described in any Prospectus Supplement related to debt securities of the Company issued pursuant to the Registration Statement filed with the Securities and Exchange Commission on September 15, 1989) shall occur;

             then, and in every such event (other than an event referred to in paragraph (m) above or an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Banks shall, by notice to the Company, take either or both, of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event referred to in paragraph (m) above or any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Company accrued hereunder and under any other
Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding.



                          ARTICLE 8

                           The Agent

     In order to facilitate the transactions contemplated by this Agreement, Morgan Guaranty Trust Company of New York is hereby appointed to act as Agent on behalf of the Banks. Each of the Banks and each holder of any Note by its acceptance thereof hereby irrevocably authorizes the Agent to take such actions on behalf of such Bank or holder and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto.
The Agent is hereby expressly authorized by the Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Banks all payments of principal of and interest on the Loans and all other amounts due to the Banks hereunder and promptly to distribute to each Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Banks to the Company of any Event of Default of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Bank copies of all notices, financial statements and other materials delivered by the Company pursuant to this Agreement as received by the Agent.

     Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Banks or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Banks and each subsequent holder of any Note. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Company on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Company of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.

     Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor. Upon the acceptance of any appointment as the Agent hereunder by a successor agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     With respect to the Loans made by it hereunder and the Notes issued to it, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Agent.

     Each Bank agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder at the time of the event giving rise to such reimbursement, or if at such time the Commitments have been terminated, based on its then outstanding Loans) of any expenses incurred for the benefit of the Banks by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, which shall not have been reimbursed by the Company and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company; provided, however, that no Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its directors, officers, employees or agents.

     Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.



                          ARTICLE 9

                         Miscellaneous

     Section 9.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

          (a) if to the Company, to it at Cummins Engine Company, Inc., 500 Jackson Street, Box 3005, Columbus, Indiana 47202-3005,
     Attention: Vice President-Treasurer (Telephone No. (812) 377-8889; Telecopy No. (812) 377-3347);

          (b)  if to the Agent, to it at Morgan Guaranty Trust
     Company, 60 Wall Street, New York, New York 10260, Attention of Charles H. King (Telephone No. (212) 648-7138; Telecopy No. (212) 648-5336);

          (c) if to a Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

             or, in the case of any party, at such other address or telecopy number as such party may hereafter specify by notice to the Agent and the Company.

     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or if sent by telecopier, graphic scanning or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

     Section 9.2. Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agent and the Banks and shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Notes evidencing such Loans, regardless of any investigation made by the Agent or the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

     Section 9.3. Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Bank and their respective successors and permitted assigns.

     Section 9.4. Successors and Assigns; Participations. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Company or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. The Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Banks, except that the Company may assign its rights and obligations hereunder to the surviving corporation in a transaction permitted under Section 6.03(b)(ii) without the prior written consent of all the Banks.

     (b) Each Bank may without the consent of the Company sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the Standby Loans owing to it and the Standby Note held by it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the cost protection provisions contained in Section 2.13 and Section 2.15 and
(iv) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; provided, however, that each Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal or the rate of interest payable on, or the dates fixed for any payment of principal of or interest on, the Loans.

     (c) Each Bank may without the consent of the Company assign to an Affiliate of such Bank or with the consent of the Company assign to another Bank or one or more additional banks or financial institutions (each, an "Eligible Assignee"), all or a portion of its interests, rights and obligations under this Agreement; provided, however, that
(i) each such assignment (except an assignment relating only to one or more outstanding Competitive Loans) shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, other than its rights in respect of outstanding Competitive Loans which may, but need not, be included in such assignment, (ii) in the case of a partial assignment, unless otherwise agreed to by the Company, the amount of the Commitment of the assigning Bank after giving effect to such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall be in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000,
(iii) unless otherwise agreed to by the Company, the amount of the Commitment assigned to the assignee Bank shall be in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000 and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F, and the assigning Bank shall deliver a processing and recordation fee of $2,500 to the Agent in connection therewith; provided, further, that if the Company has reduced the Total Commitment pursuant to Section 2.06, the minimum principal amount described in each of clause (ii) and (iii) above shall also be reduced to an amount equal to 3-1/3% of the Total Commitment at the time of any such assignment, rounded to the nearest integral multiple of $1,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise agreed to by the Agent, the assignor Bank and the assignee Bank), (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto).

     (d) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the Eligible Assignee confirm to and agree with each other and the other parties hereto as follows:
(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance of its obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with copies of the most recent financial statements delivered pursuant to Section 3.05 or 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Eligible Assignee will, independently and without reliance upon the Agent, such Bank assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank and
(vii) such Eligible Assignee confirms that it is an Eligible Assignee as defined above.

     (e) The Agent shall maintain at its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, the written consent of the Company to such assignment (if required hereby) and the fee referred to in paragraph (c) above, the Agent shall, if such Assignment and Acceptance has been completed and is precisely in the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks and the Company. If such Eligible Assignee is not a Bank that already has Notes, then within five Business Days after receipt of such notice, the Company, at its own expense, shall execute and deliver to the Agent a new Competitive Note to the order of such Eligible Assignee in an amount equal to the aggregate outstanding principal amount of all Competitive Loans made by such Eligible Assignee to the Company and a new Standby Note to the order of such Eligible Assignee in an amount equal to the aggregate outstanding principal amount of all Standby Loans made by such Eligible Assignee to the Company. Such new Competitive Note and Standby Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit D-1 or D-2, as applicable, hereto. If the assigning Bank has not retained any Commitment hereunder, the assigning Bank shall cancel its Standby Note and return it to the Company.

     (g) Subject to Section 9.11 hereof, any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or the Subsidiaries furnished to such Bank by or on behalf of the Company; provided, however, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Company or the Subsidiaries received from such Bank.

     (h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

     Section 9.5. Expenses; Indemnity. (a) The Company agrees to pay all out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Notes issued hereunder, including the reasonable fees and disbursements of Davis Polk & Wardwell, special counsel for the Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees and disbursements of any other counsel for the Agent or any Bank. The Company further agrees that it shall indemnify the Agent and the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

     (b) The Company agrees to indemnify each Agent, each Bank and its directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, including, without limitation, any of the foregoing losses relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries, (ii) the use or proposed use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

     (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Agent or any Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
     Section 9.6. Right of Setoff. If an Event of Default shall have occurred and be continuing and any Bank shall have requested the Agent to declare the Loans immediately due and payable pursuant to Article 7, each Bank, and each bank which is an Affiliate of such Bank, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this
Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

     Section 9.7. Applicable Law. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     Section 9.8. Waivers; Amendments. (a) No failure or delay of the Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Banks hereunder and under the other Loan Documents are cumulative and exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Loan, without the prior written consent of each holder of a Note affected thereby, (ii) change the Commitment of any Bank or the Facility Fees of any Bank without the prior written consent of such Bank, (iii) amend or modify the provisions of Section 2.16, the provisions of this Section 9.08 or the definition of the "Required Banks", or (iv) waive any of the conditions specified in Section 4.01 or 4.02, without the prior written consent of each Bank; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Each Bank and each holder of a Note shall be bound by any modification or amendment authorized by this Section 9.08 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section 9.08 shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

     Section 9.9. Waiver of Jury Trial, Etc. (a) Except as prohibited by law, each party hereto hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any document or agreement entered into in connection herewith and any of the transactions contemplated hereby or thereby.

     (b) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (a) of this Section 9.09 any special, indirect, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

     (c) Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented to it, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this
Section 9.09.

     Section 9.10. Jurisdiction; Consent to Service of Process. (a) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in New York City or any Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Company or its properties in the courts of any jurisdiction.

     (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.
Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 9.11. Confidentiality. Unless otherwise required by applicable law, rule or regulation, legal process, order of any court or administrative agency, or otherwise by any governmental or regulatory authority, each of the Banks and the Agent agrees to maintain the confidentiality, in its communications with third parties and otherwise, of any information regarding the Company or its Subsidiaries obtained in connection with this Agreement which has been identified by the Company to the Banks and the Agent as confidential in nature (the "Confidential Material"); provided, however, that the Confidential Material may be disclosed to third parties to the extent such disclosure is (i) to a rating agency, (ii) required in connection with the exercise of any remedy hereunder or under any related documents, instruments and agreements, or (iii) to any actual or proposed participant or assignee of all or part of its rights hereunder, in each case which has agreed in writing to be bound by the provisions of this Section; provided further, however, that the Confidential Material may be disclosed by any Bank to its bank examiners or by any Bank or the Agent to its directors, officers, legal counsel and independent auditors to the extent reasonably related to the performance of their duties; and provided further, however, that neither the Banks nor the Agent shall have any obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such Bank or Agent. Notwithstanding the foregoing, without the prior written consent of the Company, no Bank may disclose to participants or potential participants information which has been designated in writing by the Company to such Bank as information which is (A) non-financial information which is not necessary for participants and potential participants to receive for purposes of initial and ongoing analysis of the creditworthiness of the Company and its subsidiaries and of the ability of the Company to perform its obligations under this Agreement and the Notes and (B) product, design, pricing, marketing, business strategy and similar information the disclosure of which to competitors of the Company could have a material adverse effect on the competitive position of the Company or its subsidiaries. The Company agrees to be reasonable in its consideration of requests of Banks to transmit to participants sensitive information covered by the preceding sentence and in determining what information to designate as sensitive information covered by the preceding sentence.

     Section 9.12. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     Section 9.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     Section 9.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 4.01.

     Section 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     IN WITNESS WHEREOF, the Company, the Agent and the Banks have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



               CUMMINS ENGINE COMPANY, INC.



               By /s/ Donald W. Trapp
               Title: Vice President-Treasurer



               MORGAN GUARANTY TRUST COMPANY
               OF NEW YORK, as a Bank and as Agent


               By /s/ Charles H. King
               Title: Vice President


               BANK OF AMERICA NATIONAL TRUST AND SAVINGS
               ASSOCIATION


               By /s/ Raju Patel
               Title: Vice President



               CITICORP USA, INC.


               By /s/ James J. Sheridan
               Title: Vice President


               CREDIT SUISSE FIRST BOSTON


               By /s/ David W. Kratovil
               Title: Director


               By /s/ Lynn Allegaert
               Title: Vice President


               NBD BANK, N.A.


               By /s/ Scott Morrison
               Title: Vice President



               THE BANK OF NEW YORK


               By /s/ John R. Cuilla
                   Title: Assistant Vice President


               THE BANK OF NOVA SCOTIA


               By /s/ F.C.H. Ashby
               Title: Senior Manager Loan Operations


               THE CHASE MANHATTAN BANK


               By /s/ Andris Kalnins
                   Title: Vice President

               NATIONAL WESTMINSTER BANK PLC


               By /s/ John Kasperek
               Title: Senior Corporate Manager


               SOCIETE GENERALE


               By /s/ Editha N. Paras
               Title: Vice President

               THE NORTHERN TRUST COMPANY


               By /s/ Maureen Carey
               Title: Vice President

               BANCA COMMERCIALE ITALIANA


               By /s/ Julian M. Teodori
               Title: Senior Vice President & Branch Manager

               By /s/ Diana R. Lamb
               Title: Vice President







               COMMERZBANK AKTIENGESELLSCHAFT,
               Chicago Branch


               By /s/ Marie Cualoping
               Title: Assistant Treasurer

               By /s/ J. Timothy Shortly
               Title: Senior Vice President


               THE BANK OF TOKYO-MITSUBISHI, LTD.,
               Chicago Branch


               By /s/ Hajime Watanabe
                   Title: Deputy General Manager


               THE DAI-ICHI KANGYO BANK, LTD.,
               Chicago Branch


               By /s/ Seiichiro Ino
               Title: Vice President

                    PRICING SCHEDULE

     Each of "LIBOR Margin", "CD Margin" and "Facility Fee Rate" means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the "Pricing Level" that applies at such date:

                  Level     Level     Level     Level     Level    Level
                    I        II        III       IV         V       VI

LIBOR Margin      0.155%    0.175%    0.210%    0.245%    0.325%   0.50%

CD Margin         0.28 %    0.30 %    0.335%    0.37 %    0.45 %   0.625%

Facility          0.045%    0.050%    0.065%    0.080%    0.105    0.15%
Fee Rate


     For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this
Schedule:

     "Level I Pricing" applies at any date if, at such date, the Company's senior unsecured long-term debt is rated A or higher by S&P or A2 or higher by Moody's.

     "Level II Pricing" applies at any date if, at such date, the Company's senior unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody's and Level I Pricing does not apply.

     "Level III Pricing" applies at any date if, at such date, the Company's senior unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody's and neither Level I nor II Pricing applies.

     "Level IV Pricing" applies at any date if, at such date, the Company's senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody's and none of Level I, II and III
Pricing applies.

     "Level V Pricing" applies at any date if, at such date, the Company's senior unsecured long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody's and none of Level I, II, III and IV Pricing applies.

     "Level VI Pricing" applies at any date if, at such date, no other Pricing Level applies.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI Pricing applies at any date.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

     If on the Effective Date either Moody's or S&P has placed the long-term debt of the Company on a credit watch, then the Pricing
Level applicable to this facility shall be Level IV until neither
Moody's nor S&P has such debt on a credit watch.

     The credit ratings to be utilized for purposes of this Schedule are those assigned by S&P or Moody's to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. If the Company is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. A-/Baa1 results in Level II Pricing and BBB/Baa3 results in Level IV Pricing). If the Company is split-rated and the ratings differential is more than one level, the average of the two ratings (or the higher of the two intermediate ratings) shall be used (e.g. A-/Baa3 results in Level III Pricing and BBB+/Baa3 results in Level IV Pricing). Notwithstanding the definition of Level VI Pricing above, if the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Agent shall negotiate in good faith to amend this Pricing Schedule to reflect such changed rating system or the nonavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

                                                    SCHEDULE I

                                                         Percentage
                                                         of Total
                                          Commitment     Commitment

Morgan Guaranty Trust Company             $ 47,500,000      9.5%
of New York
Bank of America National Trust              37,500,000      7.5%
and Savings Association
Citicorp USA, Inc.                          37,500,000      7.5%
Credit Suisse First Boston                  37,500,000      7.5%
NBD Bank, N.A.                              37,500,000      7.5%
The Bank of New York                        37,500,000      7.5%
The Bank of Nova Scotia                     37,500,000      7.5%
The Chase Manhattan Bank                    37,500,000      7.5%
National Westminster Bank Plc               30,000,000      6.0%
Societe Generale                            30,000,000      6.0%
The Northern Trust Company                  30,000,000      6.0%
Banca Commerciale Italiana                  25,000,000      5.0%
Commerzbank Aktiengesellschaft,             25,000,000      5.0%
Chicago Branch
The Bank of Tokyo-Mitsubishi, Ltd.,         25,000,000      5.0%
Chicago Branch
The Dai-Ichi Kangyo Bank, Ltd.,             25,000,000      5.0%
Chicago Branch                              __________     _____

                Total                     $500,000,000      100%

                                                     SCHEDULE 3.08


           CUMMINS ENGINE COMPANY, INC. - SUBSIDIARIES



 Subsidiary/Joint Venture               Percentage of Ownership

 A. F. Shane Company                    100% by Onan Corporation

 Aggregatebau GmbH                      100% by Power Group International
                                        Limited

 Agreba Aggregatebau GmbH & Co. KG      100% by Aggregatebau GmbH

 Agreba Beteilligungs GmbH              100% by PGI (Overseas Holdings) B.V.

 Air Components Engineering Ltd.        100% by Cummins Engine Company
                                        Limited

 Atlas Crankshaft Corporation           100% by 14-15 Corporation
 d/b/a/ Atlas, Inc.

 Auto Diesels Power Plant Limited       100% by PGI Manufacturing Limited

 Cadec Systems, Inc.                    100% by Cummins Engine Company, Inc.

 Cal Disposition, Inc.                  100% by Cummins Engine Company, Inc.

 Combustion Technologies, Inc.          100% by Cummins Engine Company, Inc.

 Consolidated Diesel, Inc.              100% by Consolidated Diesel Company

 Consolidated Diesel of North           100% by Consolidated Diesel, Inc.
 Carolina, Inc.

 Cummins Americas, Inc.                 100% by Cummins Engine Company, Inc.

 Cummins Australia Pty. Limited         100% by Cummins Engine Company, Inc.

 Cummins Brasil, Ltda.                  99% by Cummins International Finance
                                        Corporation

 Cummins British Columbia               90% by No. 379 Taurus Ventures, Ltd.

 Cummins Comercializadora S. de         100% by Empresas Cummins S.A. de C.V.
 R.L. de C.V.

 Cummins Corporation                    100% by Cummins Engine Company, Inc.

 Cummins de Colombia S.A.               100% by Cummins Engine Company, Inc.

 Cummins Diesel Deutschland, GmbH       100% by Cummins Diesel Sales
                                        Corporation

 Cummins Diesel Export Limited          100% by Cummins Engine Company, Inc.

 Cummins Diesel of Canada Limited       100% by Cummins Engine Company, Inc.

 Cummins Diesel International Limited   100% by Cummins International
                                        Finance Corp.

 Cummins Diesel Italia S.P.A.           100% by Cummins Diesel Sales
                                        Corporation

 Cummins Diesel (Japan) Ltd.            100% by Cummins Engine Company, Inc.

 Cummins Diesel Limited                 100% by No. 379 Taurus Ventures, Ltd.

 Cummins Diesel N.V.                    100% by Cummins Diesel Sales
                                        Corporation

 Cummins Diesel Sales Corporation       100% by Cummins Engine Company, Inc.

 Cummins Diesel Sales & Service Ltd.    100% by Cummins India Ltd.

 Cummins Engine (Beijing) Co., Ltd.     100% by Cummins Engine Company, Inc.

 Cummins Engine China Investment        100% by Cummins Engine Company, Inc.

 Cummins Engine Company Limited         100% by Cummins Australia Pty. Ltd.

 Cummins Engine Company Limited         100% by Cummins U.K. Limited

 Cummins Engine H.K. Limited            100% by Cummins Engine Company, Inc.

 Cummins Engine Holding Company, Inc.   100% by Cummins Engine Company, Inc.

 Cummins Engine (Singapore) PTE LTD.    100% by Cummins Diesel Sales
                                        Corporation

 Cummins Engine Venture Corporation     100% by Cummins Engine Company, Inc.

 Cummins Finance Ltd.                   100% by Cummins UK Limited

 Cummins Financial, Inc.                100% by Cummins Engine Company, Inc.

 Cummins France SARL                    100% by Fleetguard International
                                        Corp.

 Cummins Funding Corporation            100% by Cummins Engine Company, Inc.

 Cummins Great Lakes, Inc.              100% by Cummins Engine Company, Inc.

 Cummins India Holdings Limited         100% by Cummins Engine Company, Inc.

 Cummins India Ltd.                     51% by Cummins Engine Company, Inc.

 Cummins International Finance          100% by Cummins Engine Company, Inc.
  Corporation

 Cummins KH-12, Inc.                    100% by Cummins Engine Company, Inc.

 Cummins Komatsu Engine Company         50% by Cummins Engine Venture
                                        Corporation

 Cummins Korea, Ltd.                    100% by Cummins International
                                        Finance Corp.

 Cummins Mexicana, S.A. de C.V.         100% by Cummins Engine Company, Inc.

 Cummins Military Systems Company       100% by Cummins Engine Company, Inc.

 Cummins Natural Gas Engines, Inc.      100% by Cummins Engine Company, Inc.

 Cummins Power Generation, Inc.         100% by Cummins Engine Company, Inc.

 Cummins Professional Training          100% by Cummins Engine Company, Inc.
  Center, Inc.

 Cummins Research Limited               100% by Cummins Engine Company, Inc.
 Partnership

 Cummins S. de R.L. de C.V.             100% by Empresas Cummins S.A. de C.V.

 Cummins U.K. Limited                   88% by Cummins International Finance
                                        Corp.;
                                        12% by Onan Foreign Holdings Ltd.

 Cummins Venture Corporation            100% by Cummins Engine Company, Inc.

 Cummins Zimbabwe Pvt. Ltd.             51% by Cummins Engine Company, Inc.

 C.V. Units Ltd.                        100% by Cummins Engine Company
                                        Limited

 Diesel ReCon Industria e Comercio      96.1% by Industria e Comercio
  Ltda.                                 Cummins Ltda.;
                                         3.9% by Cummins Brasil, Ltda.

 Diesel ReCon de Mexico, S.A. de C.V.   100% by Cummins Engine Company, Inc.

 Empresas Cummins S.A. de C.V.          100% by Cummins Engine Company, Inc.

 Fleetguard Commercial S.A. de C.V.     100% by Fleetguard, Inc.

 Fleetguard GmbH                        100% by Cummins International
                                        Finance Corp.

 Fleetguard, Inc.                       100% by Cummins Engine Company, Inc.

 Fleetguard International Corporation   100% by Fleetguard, Inc.

 Fleetguard Korea Ltd.                  100% by Fleetguard, Inc.

 Fleetguard Mexico S.A. de C.V.         100% by Fleetguard, Inc.

 Fleetguard SNC                         100% by Cummins France SARL

 Holset Brasil Equipamentos             99% by Cummins Brasil, Ltda.
 Automotivos Ltda.

 Holset Engineering Company, Inc.       100% by Cummins Engine Company, Inc.

 Holset Engineering Company Limited     100% by Cummins U.K. Limited

 Holset Engineering Deutschland GmbH    100% by Holset Engineering Company
                                        Limited

 Holset SNC                             100% by Dampers, S.A.

 HPI Company                            100% by Cummins Engine Company, Inc.

 Industria e Comercio Cummins Ltda.     50% by Cummins Brasil, Ltda.; 50%
                                        by Cummins International Finance
                                        Corporation

 J.L. Holdings Ltd.                     100% by Cummins UK Limited

 John Longden Ltd.                      100% by Cummins Engine Company
                                        Limited

 Kuss Corporation                       100% by Fleetguard, Inc.

 Kuss SNC                               100% by Cummins France SARL

 Logstrup Modular Systems PTE Limited   100% by Petbow Far East PTE, Limited

 Lubricant Consultants, Inc.            75% by Fleetguard, Inc.

 Markon Engineering Company Limited     99% by Newage International Limited

 MHTC Corporation                       100% by Cummins Engine Company, Inc.

 Motores Cummins Diesel do Brazil,      100% by Cummins Diesel International
 Ltda.                                  Limited

 Muench Works Ltd.                      100% by No. 379 Taurus Ventures, Ltd.

 NAP Accoustics South East Asia         100% by Petbow Far East PTE Limited
 PTE Limited

 Newage Engineers Pty Ltd.              99% by Newage International Limited

 Newage (Far East) Pte Ltd.             100% by Newage International Limited

 Newage GmbH                            100% by Newage International Limited

 Newage International Limited           99% by Cummins U.K. Limited

 Newage Italia S.R.L.                   99% by Newage International Limited

 Newage Ltd.                            99% by Newage International Limited

 Newage Ltd.                            100% by Newage International Limited

 Newage Machine Tools Limited           99.5% by Newage International Limited

 Newage Norge                           100% by Newage International Limited

 No. 379 Taurus Ventures Ltd.           100% by Cummins International
                                        Finance Corporation

 Northwest Dieselguard Limited          100% by Cummins Diesel Limited

 Nu-Plant Service Limited               100% by Petbow Welding Products
                                        Limited

 Ona Corporation                        100% by Onan Corporation

 Onan Australia Pty. Limited            100% by Onan Foreign Holdings
                                        Limited

 Onan Canada Limited                    100% by Onan Corporation

 Onan Corporation                       100% by Cummins Engine Company, Inc.

 Onan Foreign Holdings, Inc.            100% by Onan Corporation

 Onan International Limited             100% by Onan Corporation

 Petbow Custom Generators Limited       100% by PGI Manufacturing Limited

 Petbow Far East PTE Limited            100% by PGI (Overseas Holdings) B.V.

 Petbow Limited                         100% by PGI (UK Holdings) Limited

 Petbow Pacific Limited                 100% by Petbow Far East PTE Limited

 Petbow Power Projects Limited          100% by PGI Manufacturing Limited

 Petbow S.A.                            100% by PGI (UK Holdings) Limited

 Petbow Welding Products Limited        100% by PGI Manufacturing Limited

 PGI Manufacturing Limited              100% by Power Group International
                                        Limited

 PGI (Overseas Holdings) B.V.           100% by Power Group International
                                        (Overseas  Holdings) Limited

 PGI (UK Holdings) Limited              100% by Power Group International
                                        Limited

 Power Group International Limited      100% by Cummins U.K. Limited

 Power Group International (Overseas    100% by Power Group International
 Holdings) Limited                      Limited

 PT Newage Engineers Indonesia          77% by Newage International Limited

 Stamford Iberica                       100% by Newage International Limited

 Turbo Europa, B.V.                     100% by Holset Engineering Company
                                        Limited

 Turbo International Ltd.               100% by Cummins Engine Company
                                        Limited

 Wuxi Holset Engineering Company        55% by Holset Engineering Company
  Limited                               Limited

 Wuxi Newage Alternators Limited        70% by Newage International; 30%
                                        by Wuxi Electrical Machinery Group

 14-15 Corporation                      100% by Cummins Engine Company, Inc.



         NELSON INDUSTRIES, INC. AND ITS SUBSIDIARIES



   Subsidiary/Joint Venture          Percentage of Ownership

 Nelson Industries, Inc.           100% by Cummins Engine Company,
                                   Inc.

 Professional Data Processing,     100% by Nelson Industries, Inc.
 Inc.

 Digisonix, LLC                    100% by Nelson Industries, Inc.

 Nelson Muffler Canada, Inc.       100% by Nelson Industries, Inc.

 Nelson-Burgess, Limited           100% by Nelson Industries, Inc.

 Nelson Industries Limited         100% by Nelson-Burgess, Limited

 Nelson Industries Europe GmbH     100% by Nelson Industries, Inc.

 Nelson Industries Mexico, S.A.    40% by Nelson Industries, Inc.;
 de C.V.                           41.3% by a trust for the
                                   benefit of Nelson Industries,
                                   Inc.

 Digisonix, Limited                100% by Digisonix, LLC

 Burgess Industrial Silencing,     100% by Nelson Industries, Inc.
 Ltd.

 Nelson Companies Incorporated     100% by Nelson Industries, Inc.

 Nelson Export Sales Corporation   100% by Nelson Industries, Inc.

                                                 Schedule 3.10


                       Certain Agreements

1. Medium-term Notes, Series A

                                                    EXHIBIT A-1


              FORM OF COMPETITIVE BID REQUEST


Morgan Guaranty Trust Company of New York,
  as Agent for
  the Banks referred to below,
60 Wall Street
New York, N.Y.  10260

Attention:                                               [Date]

Dear Sirs:

     The undersigned, Cummins Engine Company, Inc. (the "Company"), refers to the 364-Day Credit Agreement dated as of January 8, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and, in that connection, sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)  Date of Competitive Borrowing
     (which is a Business Day)           _______________________

(B)  Principal Amount of
     Competitive Borrowing1              _______________________

(C)  Interest Period and the last
     day thereof2                        _______________________

(D)  Type of Borrowing3                  _______________________

     Upon acceptance of any or all of the Loans offered by the Banks in response to this request, the Company shall be deemed to have represented and warranted that the conditions to lending specified in
Section 4.02(b) and (c) of the Credit Agreement have been satisfied.

                         Very truly yours,

                         CUMMINS ENGINE COMPANY, INC.,


                         By
                         Title:  [Responsible Officer]


                                                     EXHIBIT A-2


                FORM OF STANDBY BORROWING REQUEST


Morgan Guaranty Trust Company of New York, as Agent for the Banks referred to below,
60 Wall Street
New York, N.Y. 10260

Attention:                                               [Date]

Dear Sirs:

     The undersigned, Cummins Engine Company, Inc. (the "Company"), refers to the 364-Day Credit Agreement dated as of January 8, 1998 (as amended, supplemented or otherwise modified from time to time the "Credit Agreement"), among the Company, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and, in that connection, sets forth below the terms on which such Standby Borrowing is requested to be made:

(A)   Date of Standby Borrowing
     (which is a Business Day)          _________________________

(B)  Principal amount of
     Standby Borrowing1                 _________________________

(C)  Interest rate basis2               _________________________

(D)  Interest Period and the last
     day thereof3                       _________________________

     Upon receipt of any or all of the Standby Loans requested hereby, the Company shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(b) and (c) of the Credit Agreement have been satisfied.

                         Very truly yours,

                         CUMMINS ENGINE COMPANY, INC.,

                         By
                         Title:  [Responsible Officer]


                                                       EXHIBIT B



     FORM OF NOTICE OF COMPETITIVE BID REQUEST


[Name of Bank]
[Address]
New York, New York
Attention:                                               [Date]

Dear Sirs:

     Reference is made to the 364-Day Credit Agreement dated as of January8, 1998 (as amended, supplemented or otherwise modified from time to time the "Credit Agreement"), among Cummins Engine Company, Inc. (the "Company"), the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Company made a Competitive Bid Request on __________, 19__ pursuant to Section 2.02(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1 Your Competitive Bid must comply with Section 2.02(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)  Date of Competitive Borrowing      _________________________
     (which is a Business Day)

(B)  Principal amount of
     Competitive Borrowing2             _________________________

(C)  Interest Period and the last
     day thereof3                       ________________________

(D)  Type of requested Competitive
     Borrowing4                         _________________________


                         Very truly yours,

                         MORGAN GUARANTY TRUST
                           COMPANY OF NEW YORK


                         By
                         Title:
                                                       EXHIBIT C


                    FORM OF COMPETITIVE BID


Morgan Guaranty Trust Company of New York,
as Agent for the Banks
referred to below,
60 Wall Street
New York, New York  10260

Attention:                                                [Date]

Dear Sirs:

     The undersigned, [Name of Bank], refers to the 364-Day Credit Agreement dated as of January 8, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Cummins Engine Company, Inc. (the "Company"), the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.02(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Company on __________, 19__, and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)  Principal amount1                  _________________________

(B)  Competitive Bid Rate2              _________________________

(C)  Interest Period
     and last day thereof               _________________________

     The undersigned hereby confirms that it is prepared to extend credit to the Company upon acceptance by the Company of this bid in accordance with Section 2.02(d) of the Credit Agreement.

                         Very truly yours,

                         [NAME OF BANK],


                         By
                           Title:
                                                   EXHIBIT D-1


                     FORM OF COMPETITIVE NOTE


                                   New York, New York
                                   January 9, 1998

     FOR VALUE RECEIVED, the undersigned, CUMMINS ENGINE COMPANY, INC., an Indiana corporation (the "Company"), hereby promises to pay to the order of ______________ (the "Bank"), at the office of Morgan Guaranty Trust Company of New York (the "Agent"), at 60 Wall Street, New York, New York 10260, on (i) the last day of each Interest Period as defined in the 364-Day Credit Agreement dated as of January 8, 1998, among the Company, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be further amended, modified, extended or restated from time to time, the "Credit Agreement"), the aggregate unpaid principal amount of all Competitive Loans made by the Bank to the Company pursuant to Section 2.02 of the Credit Agreement to which such Interest Period applies and (ii) on the Maturity Date (as defined in the Credit Agreement), the aggregate unpaid principal amount of all Competitive Loans made by the Bank to the Company pursuant to Section 2.02 of the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.

     The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

     The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     All borrowings evidenced by this Competitive Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms of this Competitive Note and the Credit Agreement.

     This Competitive Note is one of the Competitive Notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

     THIS COMPETITIVE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                         CUMMINS ENGINE COMPANY, INC.



                         By
                         Title:



               Competitive Loans and Payments
               ______________________________

                                                 Unpaid       Name of
Amount                                           Principal    Person
and Type    Maturity           Payments          Balance      Making
of Loan       Date      Principal    Interest    of Note      Notation
________    ________    _________    ________    _________    ________

                                                      EXHIBIT D-2


                     FORM OF STANDBY NOTE


                                   New York, New York
                                   January 9, 1998

     FOR VALUE RECEIVED, the undersigned, CUMMINS ENGINE COMPANY, INC., an Indiana corporation (the "Company"), hereby promises to pay to the order of _____________________ (the "Bank"), at the office of Morgan Guaranty Trust Company of New York (the "Agent"), at 60 Wall Street, New York, New York 10260, on (i) the last day of each Interest Period as defined in the 364-Day Credit Agreement dated as of January 8, 1998, among the Company, the Banks party thereto and Morgan Guaranty Trust Company of New York as Agent (as the same may be further modified, amended, extended or restated from time to time, the "Credit Agreement"), the aggregate unpaid principal amount of all Standby Loans made by the Bank to the Company pursuant to Sections
2.01 and 2.03 of the Credit Agreement to which such Interest Period applies and (ii) on the Maturity Date (as defined in the Credit Agreement), the aggregate unpaid principal amount of all Standby Loans made by the Bank to the Company pursuant to Sections 2.01 and
2.03 of the Credit Agreement, in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the Credit Agreement.

     The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

     The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     All borrowings evidenced by this Standby Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms of this Standby Note and the Credit Agreement.

     This Standby Note is one of the Standby Notes referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

     THIS STANDBY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                         CUMMINS ENGINE COMPANY, INC.



                         By
                         Title:



           Standby Loans and Payments
           __________________________


                                                 Unpaid       Name of
Amount                                           Principal    Person
and Type    Maturity           Payments          Balance      Making
of Loan       Date      Principal    Interest    of Note      Notation
________    ________    _________    ________    _________    ________

                                                        EXHIBIT E


      CUMMINS ENGINE COMPANY, INC.

      Secretary's Certificate


     I, _______________, Secretary of Cummins Engine Company, Inc., an Indiana corporation (the "Company"), hereby certify that:

     1. Attached hereto as Exhibit A is a true and complete copy of the By-Laws of the Company, and there have been no changes in, or amendments to, such By-Laws since __________ __, 19__.

     2. Attached hereto as Exhibit B is a true and complete copy of a unanimous written consent duly adopted by the Executive Committee of the Board of Directors of the Company on __________ __, 19__; such consent has not been amended, rescinded or modified and has been in full force and effect since its adoption to and including the date hereof and is now in full force and effect; and the resolutions included in such consent are the only resolutions adopted by this Company's Board of Directors or any Committee thereof or the shareholders of the Company, relating to the matters referred to therein.

     3. There have been no changes in or amendments to the Restated Articles of Incorporation of the Company since __________ __, 19__, and no other document relating to or affecting the Restated Articles of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Indiana.

     4. The following persons are now duly elected and qualified officers of the Company, holding the offices indicated next to their names below, and such officers have held such offices with the Company at all times since __________ __, 19__, to and including the date hereof, and the signatures appearing opposite their names below are the true and genuine signatures of such officers:

Name                    Title               Signature

___________________    _________________    ___________________

___________________    _________________    ___________________


     IN WITNESS WHEREOF, I have hereunto signed my name as of the ____ day of ____, 1998.



                                   Secretary




     I, _______________, _______________ of Cummins Engine Company,
Inc., do hereby certify that _______________ is the duly elected and qualified Secretary of Cummins Engine Company, Inc., and the signature set forth immediately preceding this certification is his true and genuine signature.

     IN WITNESS WHEREOF, I have hereunto signed my name as of the ____ day of ____, 1998.








                                                       EXHIBIT F


      FORM OF ASSIGNMENT AND ACCEPTANCE

             Dated ___________, 19__

     Reference is made to the 364-Day Credit Agreement dated as of January 8, 1998 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Cummins Engine Company, Inc., an Indiana corporation (the "Company"), the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

     ____________ (the "Assignor") and _______________ (the
"Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a __% interest in and to all the Assignor's rights and obligations under the Credit Agreement as of the Transfer Date (as defined below) (including, without limitation, such percentage interest in the Commitment of the Assignor on the Transfer Date and such percentage interest in the Standby Loans [and Competitive Loans] owing to the Assignor outstanding on the Transfer Date together with such percentage interest in all unpaid interest with respect to such Standby Loans [and Competitive Loans] and Facility Fees accrued to the Transfer Date and such percentage interest in the Standby Note [and the Competitive Note] held by the Assignor [excluding, however, any interest in the Competitive Loans owing to the Assignor outstanding on the Effective Date or in the unpaid interest with respect to such Competitive Loans or in the Competitive Note held by the Assignor]).

     2. The Assignor (i) represents that as of the date hereof, its Commitment (without giving effect to assignments thereof which have not yet become effective) is $______ and the outstanding balance of its Standby Loans (unreduced by any assignments thereof which have not yet become effective) is $_________ [and the outstanding balance of its Competitive Loans (unreduced by any assignments thereof which have not yet become effective) is $_________]; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto [and (iv) requests that the Agent obtain from the Company a new Competitive Note to the order of the Assignee in an amount equal to the aggregate outstanding principal amount of all Competitive Loans made by such Assignee to the Company and a new Standby Note to the order of the Assignee in an amount equal to the aggregate outstanding principal amount of all Standby Loans made by such Assignee to the Company.1]

     3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 3.05 or 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vii) agrees that it will keep confidential all information with respect to the Company furnished to it by the Company or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a nonconfidential basis) [; and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty].1

     4. The effective date for this Assignment and Acceptance shall be (the "Transfer Date").2 Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and the Company and recording by the Agent pursuant to Section 9.04(c) of the Credit Agreement.

     5. Upon such acceptance and recording, from and after the Transfer Date, (i) the Assignee shall be a party to the Credit
Agreement and, to the extent provided in this Assignment and
     Acceptance, have the rights and obligations of a Bank thereunder and
(ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording, from and after the Transfer Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Transfer Date by the Agent or with respect to the making of this assignment directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.


                         [NAME OF ASSIGNOR],

                         By
                         Title:


                         [NAME OF ASSIGNEE],

                         By
                         Title:

Accepted this     day
of            , 19

MORGAN GUARANTY TRUST
COMPANY OF NEW YORK,
as Agent,


By
Title:


CONSENTED TO

CUMMINS ENGINE COMPANY, INC.

By
Title:

[Consent necessary if Assignee is
not an Affiliate of Assignor]
                                                     EXHIBIT G




1. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; the Company is duly qualified as a foreign corporation and in good standing in every other jurisdiction in which the failure to qualify would adversely affect the businesses, assets, operations, prospects or conditions (financial or otherwise) of the Company or would impair the validity or enforceability of or the ability of the Company to perform its obligations under the 364-Day Credit Agreement (the "Credit Agreement") and the Notes.

2. Each of the Company and each Subsidiary has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and in the case of the Company, to execute, deliver and perform the Credit Agreement and all transactions contemplated thereby, to execute and deliver the Notes and make the contemplated borrowings thereunder.

3. The making and performance by the Company of the Credit Agreement and the borrowings by the Company contemplated by the Notes and the consummation of the Acquisition have been duly authorized by all necessary corporate action (including any necessary stockholder action) on the part of the Company and each Subsidiary and will not (a) violate any provision of any law, rule or regulation applicable to the Company or any Subsidiary, or (b) to the best of such counsel's knowledge, violate any order, writ, judgment, decree, determination or award having applicability to the Company or any Subsidiary, or (c) violate any provision of the Certificate or Articles of Incorporation or By-Laws of the Company or of any Subsidiary, or (d) to the best of such counsel's knowledge, constitute a default under any indenture or loan or credit agreement, or any other agreement or instrument, to which the Company or any Subsidiary is a party or by which any of them or their properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon it with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary. To the best of such counsel's knowledge, neither the Company nor any Subsidiary is in default under or in violation of its Certificate or Articles of Incorporation or other organizing document or its By-Laws or any such law, rule, or regulation, order, writ, judgment, decree, determination, award, indenture, or agreement pertaining to borrowed money or similar instrument.

4. The Credit Agreement and the Notes each constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

5. No authorization, consent, approval, license or exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (Federal, state or local), including, without limitation, the Securities and Exchange Commission (other than routine disclosure) or any public utility regulatory agency, or with any securities exchange, is or will be required in connection with the making and performance by the Company of the Credit Agreement or the making of the Notes or the contemplated borrowings thereunder.

6. There are no actions, suits or proceedings pending or, to the best of such counsel's knowledge, threatened, against or affecting the Company or any Subsidiary or any of their respective assets in any court or before any arbitrator, commission, board, bureau or other administrative agency which if, in any such case, adversely determined, would be likely to have a material adverse effect on the businesses, assets, operations, prospects or condition (financial or otherwise) of the Company or of any Subsidiary or would impair the validity or enforceability of or the ability of the Company to perform its obligations under the Credit Agreement or any of the Notes.

7. The Company is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or (iii) subject to any other applicable regulatory scheme which restricts its ability to incur the indebtedness to be incurred under the Credit Agreement and the Notes.

8. The making of the Loans under the Credit Agreement and the use of the proceeds thereof as contemplated by the Credit Agreement will not violate or be inconsistent with any of the provisions of Regulation U, Regulation G or Regulation X of the Board.

9. The indebtedness of the Company under the Credit Agreement and the Notes constitutes "Senior Indebtedness" within the meaning of such terms or any similar term as used in subordination provisions of any subordinated Indebtedness of the Company.
                                                        EXHIBIT H


                 FORM OF LEGAL OPINION OF
                 DAVIS POLK & WARDWELL





                              ________________,  1998


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

     We have participated in the preparation of the 364-Day Credit Agreement (the "Credit Agreement") dated as of January 8, 1998 among Cummins Engine Company, Inc., an Indiana corporation (the "Company"), the banks party thereto (the "Banks"), and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 4.01(e) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. For purposes of this opinion we have assumed (i) that the Company is a corporation validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to execute, deliver and perform all of its obligations under the Credit Agreement and the Notes and (ii) that the execution, delivery and performance by the Company of the Credit Agreement and the Notes have been duly authorized by all necessary corporate action and that the Credit Agreement and the Notes have been duly executed and delivered by the Company.

     Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Company and each Note constitutes a valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                              Very truly yours,